Exhibit 2.6

PURCHASE AND SALE AGREEMENT

AMONG

ANALOG DEVICES, INC.

and

ANALOG DEVICES B.V.

(the “Sellers”)

and

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

and

ON SEMICONDUCTOR TRADING, LTD.

(the “Buyers”)

November 8, 2007

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Disclosure Schedule

Schedules:

Schedule 1.1(a)(i)(A)	Tangible Personal Property

Schedule 1.1(a)(i)(B)	Irish Tangible Assets

Schedule 1.1(a)(ii)	Intellectual Property Rights

Schedule 1.1(a)(iii)	Technology

Schedule 1.1(b)	Excluded Assets

Schedule 1.1(c)	Assumed Liabilities

Schedule 1.2(c)(i)	Escrow Matters

Schedule 1.2(c)(ii)	Escrow Matters

Schedule 5.1(e)	Foreign Filings

Schedule 5.1(f)(i)	Required Governmental Consents

Schedule 5.1(f)(ii)	Third Party Consents

Schedule 5.1(j)	Key Employees

Schedule 9.1(a)-1	US Employees

Schedule 9.1(a)-2	Specified Employees

Schedule 9.1(a)-3	Applicable Terms

Schedule 9.1(c)	EU Employees

Schedule 9.1(g)(iv)	Pension Schemes
Schedule 13.1	Accrued Vacation
Schedule 13.2	Products

Exhibits:

Exhibit A	–	Form of Bill of Sale

Exhibit B	–	Form of License Agreement

Exhibit C	–	Form of Assumption Agreement

Exhibit D	–	Form of Foundry Agreement

Exhibit E	–	Form of Transition Services Agreement

Exhibit F	–	Form of Escrow Agreement

Exhibit G	–	Form of ADICE License Agreement

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into as of November 8, 2007 among Analog Devices, Inc., a Massachusetts corporation (the “Parent”), Analog Devices B.V., an entity organized under the laws of The Netherlands (“ADBV” and together with Parent, each individually referred to herein as a “Seller” and collectively referred to herein as the “Sellers”), Semiconductor Components Industries, LLC, a Delaware limited liability company (“SCI”), and ON Semiconductor Trading, Ltd., an entity organized under the laws of Bermuda and a wholly-owned subsidiary of SCI (“ON Bermuda” and together with SCI, and Irish Newco (as defined below), each, a “Buyer” and collectively, the “Buyers”). The Sellers and the Buyers are referred to collectively herein as the “Parties.”

INTRODUCTION

1. The Sellers are engaged, among other matters, in the Business.

2. The Buyers desire to purchase from the Sellers, and the Sellers desire to sell to the Buyers, the Acquired Assets (other than Excluded Assets), subject to the assumption of the Assumed Liabilities and upon the terms and subject to the conditions set forth herein.

3. Prior to the Closing, SCI will form a new corporate subsidiary under the laws of the Republic of Ireland (“Irish Newco”) as provided in Section 4.6 below, and, following such formation and the execution by Irish Newco of a joinder hereto, Irish Newco shall be deemed a “Buyer” hereunder.

4. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article XI.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

ASSET PURCHASE

1.1 Purchase and Sale of Assets; Assumption of Liabilities.

(a) Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, convey, assign, transfer and deliver to SCI, and SCI shall purchase and acquire from each Seller, all of the Seller’s right, title and interest in and to the Acquired Assets (other than the Irish Acquired Assets), in each case free and clear of all Liens for (a) the Adjusted Purchase Price payable as set forth in Section 1.2 and (b) the assumption of the Assumed Liabilities, in each case, in accordance with the Allocation Schedule.

(b) Transfer of Irish Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell to (i) ON Bermuda all of the applicable Seller’s right and title to the Irish Acquired Assets that constitute intangible assets (the “Irish Intangible Assets”), free and clear of all Liens, and (ii) Irish Newco all of the applicable Seller’s right and title to the Irish Acquired Assets that constitute tangible assets (the “Irish Tangible Assets” and together with the Irish Tangible Assets, the “Irish Acquired Assets”), free and clear of all Liens, in each case for (A) the portion of the Adjusted Purchase Price payable as set forth in Section 1.2 and (B) in the case of Irish Newco, the assumption of the Assumed Liabilities, all in accordance with the Allocation Schedule; provided that, title to all Irish Acquired Assets capable of delivery shall pass by delivery as provided in Section 1.3(b)(xiv) below. The purchase and sale of the Acquired Assets are referred herein collectively as the “Acquisition.”

(c) Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any of the Excluded Assets.

(d) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, SCI and Irish Newco shall assume, effective as of the Closing, and from and after the Closing, SCI and Irish Newco shall pay, perform and discharge when due the Assumed Liabilities; provided that, the assumption of the Assumed Liabilities by SCI and Irish Newco shall not enlarge any rights of third parties under contracts or arrangements with any Seller or Buyer and nothing herein shall prevent any Party hereto from contesting in good faith with any third party any of said liabilities.

(e) Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, none of the Buyers shall assume, or be bound by, the Excluded Liabilities.

1.2 Purchase Price and Related Matters.

(a) Purchase Price.

(i) In consideration for the sale and transfer of the Acquired Assets (other than the Irish Acquired Assets), SCI shall at the Closing assume the Assumed Liabilities as provided in Section 1.1(d) and shall pay to the Sellers an amount equal to (i) the Purchase Price, less (ii) the Escrow Fund (defined in Section 1.2(c)), less (iii) the Irish Purchase Price, less (iv) the WIP Adjustment Amount (defined in Section 1.2(d)), and less (v) the Non-U.S. Vacation Liability (such resulting amount, the “Adjusted Purchase Price”) in cash in immediately available funds in accordance with wire transfer instructions delivered to SCI by the Sellers not less than two (2) Business Days prior to the Closing Date;

(ii) In consideration for the sale and transfer of the Irish Intangible Assets, ON Bermuda shall at the Closing pay to the Sellers an amount equal to the Irish Intangible Asset Purchase Price, as reflected in the Allocation Schedule, in cash in immediately available funds in accordance with wire transfer instructions delivered to SCI by the Sellers not less than two (2) Business Days prior to the Closing Date;

(iii) In consideration for the sale and transfer of the Irish Tangible Assets, Irish Newco shall at the Closing assume the Assumed Liabilities as provided in Section 1.1(d) and shall pay to the Sellers an amount equal to the Irish Tangible Asset Purchase Price, as reflected in the Allocation Schedule, in cash in immediately available funds in accordance with wire transfer instructions delivered to SCI by the Sellers not less than two (2) Business Days prior to the Closing Date.

(iv) In the event the Closing does not take place on or prior to December 31, 2007, the Adjusted Purchase Price as set forth in Section 1.2(a)(i) shall be increased by the amount equal to the amount of any retention payments made by Parent to the Employees who become Continuing Employees pursuant to the Retention Bonus Plan disclosed on Section 2.5(a) of the Disclosure Schedule.

(b) Allocation of Adjusted Purchase Price and Assumed Liabilities. Prior to the Closing, Parent, on behalf of the Sellers, and SCI on behalf of the Buyers, shall jointly prepare and agree upon a schedule (the “Allocation Schedule”) setting forth the proposed allocation of the Adjusted Purchase Price and the Assumed Liabilities among the Acquired Assets transferred by each of the Sellers and the covenant contained in Section 10.2, in accordance with Section 1060 of the Code.

(i) If SCI and the Parent cannot reach agreement on such Allocation Schedule within 30 days following the date hereof, then SCI and the Parent shall jointly engage the Neutral Accountant. The Neutral Accountant shall prepare the Allocation Schedule based upon its appraisal of the fair value of the assets among which the Adjusted Purchase Price and the Assumed Liabilities are to be allocated, and the Parent and SCI shall jointly pay the fees and expenses of the Neutral Accountant for its services under this Section 1.2(b). The Parent and SCI agree to provide to the Neutral Accountant such information as the Neutral Accountant may reasonably request in connection with the preparation of such schedule and shall request that the Neutral Accountant prepare and deliver to the Parent and SCI such Allocation Schedule as promptly as practicable. The Buyers and Sellers agree that the procedure set forth in this Section 1.2(b)(i) for resolving disputes with respect to the Allocation Schedule shall be the sole and exclusive method for resolving any such disputes.

(ii) The Buyers and the Parent agree to (A) be bound by the Allocation Schedule, (B) act in accordance with the Allocation Schedule in the filing of all Tax Returns (including without limitation filing Form 8594 with their respective U.S. federal income tax returns for the taxable year that includes the Closing Date) and in the court of any Tax audit, Tax review or Tax litigation relating thereto and (C) take no position and cause their respective Affiliates to take no position inconsistent with the Allocation Schedule for income Tax purposes.

(c) Escrow Fund. At the Closing, the Buyers shall deposit a portion of the Purchase Price equal to $7.5 million (the “Escrow Fund”) into an escrow account pursuant to an Escrow Agreement referred to in Section 1.3(b) below which shall be available to satisfy claims for Damages pursuant to Section 6.1(d) and Section 6.1(e) in respect of the matters described in (i) Schedule 1.2(c)(i), and (ii) Schedule 1.2(c)(ii) hereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. The escrow agent under the Escrow Agreement (the “Escrow Agent”) shall be a financial institution headquartered in the United

States reasonably acceptable to the Buyers and Parent. The Buyers and the Parent agree that the Escrow Fund, and any reimbursement therefrom, shall be administered in accordance with the terms of the Escrow Agreement.

(d) WIP and Vacation Adjustments. Three (3) Business Days prior to the Closing, the Sellers shall deliver to the Buyers a good faith estimate, as of the Closing, of the book value amount of the WIP of the Business (the “WIP Adjustment Amount”) and of the Non-U.S. Vacation Liability and provide the Buyers with access to the Books and Records of the Sellers as may be reasonably requested by the Buyers in order to confirm the WIP Adjustment Amount and the amount of the Non-U.S. Vacation Liability. The Sellers covenant and agree that the WIP Adjustment Amount and the Non-U.S. Vacation Liability shall be calculated in a manner consistent in all respects with the manner in which the WIP calculations previously provided to SCI have been calculated and the manner in which the Non-U.S. Vacation Liability is calculated on Schedule 13.2 hereto. The WIP Adjustment Amount and the Non-U.S. Vacation Liability, as agreed to by Parent and SCI and together with such adjustments thereto as shall be mutually agreed to by Parent and SCI, will be final and binding on all parties.

1.3 The Closing.

(a) Time and Location. The closing of the Acquisition (the “Closing”) shall take place at the offices of Latham & Watkins LLP in San Francisco, California, commencing at 10:00 a.m., local time, on the Closing Date.

(b) Actions at the Closing.

At the Closing:

(i) the Buyers shall collectively deliver to the Sellers the Adjusted Purchase Price and Irish Purchase Price as set forth in Section 1.2;

(ii) the Parent shall deliver (or cause to be delivered) to SCI the various certificates, instruments and documents required to be delivered under Section 5.1;

(iii) SCI shall deliver (or cause to be delivered) to Parent the various certificates, instruments and documents required to be delivered under Section 5.2;

(iv) the Sellers shall execute and deliver a Bill of Sale with respect to the Acquired Assets (other than the Irish Acquired Assets) in substantially the form attached hereto as Exhibit A;

(v) the Sellers and SCI shall execute and deliver the License Agreement in substantially the form attached hereto as Exhibit B;

(vi) SCI shall execute and deliver (or cause to be executed and delivered) to Sellers an Assumption Agreement in substantially the form attached hereto as Exhibit C;

(vii) the Sellers, SCI and ON Bermuda shall execute and deliver a transitional foundry services agreement and a transition services agreement in substantially the forms attached hereto as Exhibits D and E, respectively;

(viii) the Sellers and the Buyers shall execute and deliver an Escrow Agreement in substantially the form attached hereto as Exhibit F;

(ix) the Sellers and SCI shall execute and deliver the ADICE License Agreement in substantially the form attached hereto as Exhibit G;

(x) Parent and SCI shall deliver the Allocation Schedule;

(xi) the Sellers shall execute and deliver (or cause to be executed and delivered) such other instruments of conveyance as SCI, on behalf of the Buyers, may reasonably request in order to effect the sale, transfer, conveyance and assignment to the relevant Buyer of valid ownership of and title to all of the Acquired Assets, including, without limitation, any Intellectual Property Rights assignment agreements to be recorded with the U.S. Patent and Trademark Office and foreign counterparts thereof;

(xii) SCI shall execute and deliver (or cause to be executed and delivered) such other instruments as any Seller may reasonably request in order to effect the assumption by the relevant Buyer of the Assumed Liabilities;

(xiii) each Seller shall transfer the Books and Records;

(xiv) the Sellers shall deliver to (A) SCI, or otherwise put SCI in possession and control of, all of the Acquired Assets (other than the Irish Acquired Assets) of a tangible nature, and (B) Irish Newco, or otherwise put Irish Newco in possession and control of, all of the Irish Tangible Assets, in each case in accordance with the Allocation Schedule; and

(xv) the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.4 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof.

1.5 Further Assurances. At any time and from time to time after the Closing Date, as and when requested by any Party hereto and at such Party’s expense, the other Party or Parties shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Parent represents and warrants to the Buyers that the statements contained in this Article II are true and correct, except as set forth in the Disclosure Schedule. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably apparent from a reading of the disclosure in any such section or subsection that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Business Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the phrase “to the knowledge of the Sellers” or any phrase of similar import shall mean and be limited to the actual knowledge, after due inquiry of their respective direct reports, of the following individuals: John Blake, Peter Henry, Bill Martin and Margaret Seif.

2.1 Organization, Qualification and Corporate Power. Each of the Sellers is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities as they relate exclusively to the Business, makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to result in a Business Material Adverse Effect. Each Seller has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

2.2 Authority. Each Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by each Seller of this Agreement and such Ancillary Agreements and the consummation by each Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each Seller. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by each Seller and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Buyers, constitutes or will constitute a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

2.3 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, and applicable foreign antitrust or trade regulation laws, neither the execution and delivery by any Seller of this Agreement or the Ancillary Agreements to which such Seller will be a party, nor the consummation by any Seller of the Acquisition or the other transactions contemplated hereby or thereby, will:

(a) conflict with or violate any provision of the charter or bylaws of such Seller;

(b) require on the part of any Seller any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a Business Material Adverse Effect;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Lien to which any Seller is a party or by which any Seller is bound or to which any of its respective assets is subject, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a Business Material Adverse Effect or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to result in a Business Material Adverse Effect; or

(d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, any Seller or any of or their respective properties or assets, except for any violation that would not reasonably be expected to result in a Business Material Adverse Effect.

2.4 Financial Statements; Taxes.

(a) The income statements for the Business for the fiscal years ended October 30, 2004, October 29, 2005 and October 28, 2006, and for the fiscal quarters ended February 3, 2007, May 5, 2007 and August 4, 2007 are attached as Section 2.4 of the Disclosure Schedule. Such income statements were prepared by management of the Business and are consistent with the books and records of the Sellers as they relate to the Business; provided however, that such income statements are based on the combined revenues, expenses, assets and liabilities of Sellers relevant to the Business. Such income statements were not necessarily prepared in accordance with generally accepted accounting principles, including with respect to the allocation or estimation of costs, operating expenses, assets and liabilities that were included in the Business.

(b) All Tax Returns required to be filed by or with respect to the Business have been timely filed, and all such Tax Returns are complete and correct in all material respects. All Taxes due and payable with respect to the Business, whether or not shown on such Tax Returns, have been paid in full. There is no action pending with respect to any Tax with respect to the Business which could reasonably be expected to result in a Lien on the Acquired Assets.

2.5 Absence of Certain Changes. Since August 4, 2007, there have not been any changes in the financial condition or results of operations of the Business, except for any changes that would not reasonably be expected to result in a Business Material Adverse Effect. Since August 4, 2007, each Seller has conducted the Business in the ordinary course consistent with past practice, and no Seller has taken any of the following actions (or permitted any of the following events to occur) with respect to the Acquired Assets or the Business:

(a) sold, assigned or transferred any portion of the Acquired Assets, except for sales of Products in the ordinary course of business;

(b) suffered any extraordinary damages, destruction or losses (whether or not covered by insurance);

(c) made any capital expenditures or commitments therefor, except any such capital expenditures made in the ordinary course of business and any such commitments that do not constitute Assumed Liabilities;

(d) created, or allowed or suffered to exist, any Liens on any of the Acquired Assets, other than any Liens with respect to which Sellers will obtain releases as of the closing;

(e) acquired any operating business, whether by merger, stock purchase or asset purchase, except for any such business which did not become part of the Business;

(f) incurred or guaranteed any indebtedness for borrowed money, except which do not constitute Assumed Liabilities;

(g) entered into any employment, compensation or deferred compensation agreement (or any amendment or modification to any such existing agreement) with any Employee whose annual base salary exceeds $100,000, except in the ordinary course of business;

(h) incurred any material loss of Employees, or material change in the terms and conditions of the employment of Employees as a whole;

(i) incurred any obligation or liability by a Seller to any of its Employees, or made any loans or advances made by a Seller to any of its Employees, except normal compensation and expense allowances payable in the ordinary course of business; or

(j) entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (a) through (i) of this Section 2.5.

2.6 Tangible Personal Property. The applicable Seller has good, valid and (if applicable) marketable title to, a valid leasehold interest in or a valid license or right to use, all Tangible Personal Property, free and clear of all Liens. All Tangible Personal Property is in good operating condition (ordinary wear and tear excepted), and is suitable for its intended uses.

2.7 Intellectual Property.

(a) Except as set forth in Section 2.7(a) of the Disclosure Schedule, there are no pending or threatened claims of which a Seller has been given written notice, by any Person alleging that the conduct of the Business or any Product infringes, misappropriates or constitutes unlawful use of any of such Person’s Intellectual Property Rights and, to the knowledge of the Sellers, no Person has made any such claims. Except as set forth in Section 2.7(a) of the Disclosure Schedule, no Person has notified a Seller that a Seller requires a license to any of such Person’s Intellectual Property Rights in connection with the conduct of the Business and no Seller has received any unsolicited written offer to license any Person’s Intellectual Property Rights in connection with the conduct of the Business. Except as set forth in Section 2.7(a) of the Disclosure Schedule, to the Seller’s knowledge, the conduct of the Businesses as conducted by the Sellers prior to or on the Closing Date does not, and the Products made, sold, offered for sale and imported by a Buyer after the Closing Date, including without limitation the Products made by the Sellers and sold by the Sellers to a Buyer under the Foundry Agreement, do not and will not, infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of the Intellectual Property Rights of any Person. The foregoing representation shall not apply to the extent the infringement arises out of a modification made to the Products by or for a Buyer, including any modification made by a Seller at the request of or with the written authorization of a Buyer, nor shall the foregoing representation apply to the extent the infringement arises out of (i) any combination of the Products by or for a Buyer with any existing or future elements, components, features, functions, products or services of a Buyer or any third party, except for combinations with other the Products specifically listed on Schedule 13.2 in the configurations currently offered by Seller as of the Closing Date, or (ii) the use by a Buyer of different manufacturing processes from those used by the Sellers as of the Closing Date.

(b) The Sellers are the sole and exclusive owners of and have good and marketable title to all of the Transferred Intellectual Property Rights, free and clear of all Liens. No Person other than the Sellers has any ownership right, title or interest in or to the Transferred Intellectual Property Rights, including, without limitation, any employee or contractor that have not been either assigned to a Seller or exclusively licensed to a Seller on a worldwide, royalty-free basis with the right to sublicense. To the Sellers’ knowledge, the Sellers have the right to grant the licenses granted in the License Agreement and the ADICE License Agreement.

(c) [Intentionally omitted.]

(d) The Transferred Intellectual Property Rights and the Licensed Intellectual Property Rights, other than in-licensed third party Intellectual Property Rights specified in Section 2.7(d) of the Disclosure Schedule, constitute all the Intellectual Property Rights used in the conduct of the Business or that are necessary in connection with the conduct of the Business on and before the Closing Date.

(e) Except as set forth in Section 2.7(e) of the Disclosure Schedule, no Seller has granted any Person any right of first refusal/negotiation, covenant not to assert/sue or other right, license or other interest in or to the Transferred Intellectual Property Rights or the Licensed Intellectual Property Rights, including, without limitation, the right to make, have made, sell, offer for sale or import any Product.

(f) Except as set forth in Section 2.7(f) of the Disclosure Schedule, and except for the in-licensing of standard, “off-the-shelf” commercial software (excluding Public Software and excluding software included in any Product), no Person has granted a Seller any covenant not to assert/sue, right, license or other interest in or to any Intellectual Property Rights in connection with a Seller’s conduct of the Business or the using, making, selling, offer for sale or importing any Product.

(g) Neither Seller has delivered or disclosed to any Person or granted to any Person any license to use or right to access and use any source code of software used in any Product and neither Seller has deposited into any technology escrow any such source code.

(h) Except as set forth in Section 2.7(h) of the Disclosure Schedule, neither Seller is a party to any contract or agreement limiting or restricting the Seller’s ability to transact or conduct the Business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of any Transferred Intellectual Property Rights, Licensed Intellectual Property or Products, including, without limitation, any covenant not to compete.

(i) Except as set forth in Section 2.7(i) of the Disclosure Schedule, neither Seller has any obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of the conduct of the Business or the use, manufacture, distribution, sale or importation of any Product.

(j) Except as set forth in Section 2.7(j) of the Disclosure Schedule, no Product and no software, firmware or middleware included in any Product contains, interfaces with or incorporates any Public Software and no Public Software has been distributed with, in whole or in part, any Product. For purposes of the foregoing, the term “Public Software” shall mean any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models that requires the distribution of source code to licensees, including, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

(k) Except as set forth in Section 2.7(k) of the Disclosure Schedule, no Person has challenged in writing or, to the knowledge of the Sellers, threatened to challenge and no Person has asserted in writing or, to the knowledge of the Sellers, threatened to assert a claim or made a demand, nor is there any proceeding pending or, to the knowledge of the Sellers, threatened, which would (i) materially adversely affect the Sellers’ right, title or interest in, to or under the Licensed Intellectual Property Rights, (ii) materially adversely affect the Sellers’ right, title or interest in, to or under the Transferred Intellectual Property Rights, (iii) materially adversely affect the validity, enforceability or claim construction of any Patents included in the Licensed Intellectual Property Rights, or (iv) materially adversely affect the validity, enforceability or claim construction of any Patents included in the Transferred Intellectual Property Rights. No Seller has received any written notice regarding any such challenge, claim, demand or proceeding.

(l) Neither of the Sellers is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of the Transferred Intellectual Property Rights or the Licensed Intellectual Property Rights, or the use, manufacture, transfer, sale, importation or licensing of any Product, or which might affect the validity, use or enforceability of any of the Transferred Intellectual Property Rights in any material respect.

(m) To the Sellers’ knowledge, no Licensed Intellectual Property Rights have been infringed by any Person in any material respect in the Field of Use as defined in the License Agreement. To the Sellers’ knowledge, no Transferred Intellectual Property Rights have been infringed by any Person in any material respect. To the Seller’s knowledge, there is no unauthorized use or disclosure or misappropriation by any Person of the Transferred Intellectual Property Rights or the Licensed Intellectual Property Rights.

(n) All registered Copyrights and registered Trademarks included in the Transferred Intellectual Property Rights (i) have been duly filed or registered (as applicable) with the applicable Governmental Entity, and maintained, including the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements or the appropriate jurisdictions, (ii) have not lapsed, expired or been abandoned and (iii) are not the subject of any opposition proceedings that have been commenced related thereto in any jurisdictions which such procedures are available nor does there exist any fact that could lead to any such opposition. Section 2.7(n) of the Disclosure Schedule sets forth the registered Copyrights (including without limitation mask works) and registered trademarks included in the Acquired Assets, setting forth in each case (a) the jurisdictions in which Copyrights and Trademarks have been registered or for which applications for registrations have been filed and (b) any payments or filings that are required during the ninety (90) day period following the date of this Agreement.

(o) All Patents included in the Transferred Intellectual Property Rights have been duly filed or registered (as applicable) with the applicable Governmental Entity, and have been prosecuted and maintained, including without limitation the timely submission of all necessary filings and fees, in accordance with the legal and administrative requirements of the appropriate Governmental Entity, and have not lapsed, expired or been abandoned. Section 2.7(o) of the Disclosure Schedule sets forth the Patents included in the Acquired Assets, setting forth in each case (a) the jurisdictions in which issued Patents have issued and Patent applications have been filed and (b) any payments or response to office actions or other filings that are required during the ninety (90) day period following the date of this Agreement.

(p) (i) All Patents included in the Transferred Intellectual Property Rights have been prosecuted in good faith and are in good standing, (ii) neither Seller has received any inventorship challenges to any such Patents nor to Seller’s knowledge does there exist any fact that could lead to any such challenge, (iii) no interference been declared or provoked relating to any such Patents nor to Sellers’ knowledge does there exist any fact that could lead to any such interference, and (iv) no opposition proceeding has been commenced related to such Patents in any jurisdiction nor to Seller’s knowledge does there exist any fact that could lead to such opposition proceeding.

(q) Sellers have taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all material Trade Secrets included in the Transferred Intellectual Property Rights and all material Trade Secrets included in the Licensed Intellectual Property Rights and otherwise to maintain and protect the value of all such Trade Secrets. Neither Seller has disclosed any such Trade Secrets to any Person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof.

(r) The Sellers have not intentionally incorporated into any Product, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user (except to the extent that software or data is erased and replaced in the course of ordinary operation of the Product) and the Sellers have used reasonable efforts to prevent the introduction of such into any Products.

(s) Each Product actually offered for sale or sold by the Sellers as of the date of this Agreement conforms and complies in all material respects with the terms and requirements of any applicable warranty, the agreement related to such Product and with all Applicable Laws. Since October 28, 2006, no customer or other Person has asserted or, to the knowledge of the Sellers, threatened to assert any claim against a Seller under or based upon any warranty provided by or on behalf of a Seller. Since October 28, 2006, each Product offered for sale or sold by the Sellers was free of any design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug that would not adversely affect in any material respect such Product or other asset, product or system (or the operation or performance of any of the foregoing). Since October 28, 2006, no product liability claims have been filed against or, to the knowledge of the Sellers, threatened or alleged against a Seller related to any Product sold or offered for sale by the Sellers.

(t) Except as set forth in Section 2.7(t) of the Disclosure Schedule, no Seller is or has ever been a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate a Seller to grant or offer to any other Person any license or right to the Transferred Intellectual Property Rights or the Licensed Intellectual Property Rights.

(u) Except as set forth in Section 2.7(u) of the Disclosure Schedule, no funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Transferred Intellectual Property Rights, any Licensed Intellectual Property Rights or any Product.

(v) The execution, delivery or performance of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated by this Agreement or such Ancillary Agreements and the satisfaction of any closing condition hereto or thereto will not contravene, conflict with or result in any limitation on the Buyers’ right, title or interest in or to the Transferred Intellectual Property or on the Sellers’ granting the licenses under the License Agreement or the ADICE License Agreement.

(w) The products listed in the product development roadmap in Exhibit D of the License Agreement are all of the thermal and power management products intended for use in the Restricted Field that are currently under development by either Seller. The Products included in the Acquired Assets as listed in Exhibit A of the License Agreement represent all of thermal and power management products that are currently manufactured and sold by Sellers and intended for use exclusively in the Restricted Field.

The Parties agree that the only representations and warranties of the Sellers herein as to any Intellectual Property Rights are those contained in this Section 2.7. Without limiting the generality of the foregoing, each Buyer specifically acknowledges that the representations and warranties contained in Sections 2.6, 2.10, 2.14 and 2.15 do not relate to Intellectual Property Rights.

2.8 [Intentionally omitted.]

2.9 Entire Business. Except for the Excluded Assets, the Acquired Assets, when utilized by a labor force substantially similar to that employed by the Sellers in connection with the Business, are adequate to conduct the Business in all material respects as currently conducted.

2.10 Litigation. Section 2.10 of the Disclosure Schedule lists, as of the date of this Agreement, each pending, or to the knowledge of the Sellers, threatened (a) judgment, order, decree, stipulation or injunction of any Governmental Entity specifically naming any Seller that involves the Acquired Assets or relates exclusively to the Business and (b) action, suit or proceeding or, to the knowledge of Sellers, investigation by or before any Governmental Entity specifically naming any Seller that involves the Acquired Assets or relates exclusively to the Business, except in the case of either clause (a) or (b), any that would not reasonably be expected to result in a Business Material Adverse Effect.

2.11 Employment Matters.

(a) Section 2.11(a) of the Disclosure Schedule contains a list, as of the date of this Agreement, of all Employees, along with, for each Employee, the position, current base salary, date and amount of last base salary increase, annual bonus, commissions, or other incentive compensation, benefit plans, programs or arrangements in which participating, job location, job grade, job shift, and severance terms applicable to such person, and indicating if such person is on leave of absence. Each current Employee has entered into a confidentiality/assignment of inventions agreement with the applicable Seller, a copy or form of which has previously been delivered to SCI. Section 2.11 of the Disclosure Schedule contains a list of all Employees who are a party to a non-competition agreement with any Seller; copies of such agreements have previously been delivered to SCI.

(b) No Seller is a party to or bound by any collective bargaining agreement relating to the Business, nor has any Seller experienced, since January 1, 2002, any material strikes, slowdowns, grievances, claims of unfair labor practices or other collective bargaining disputes with respect to the Business, nor to the knowledge of the Sellers, are any such actions, claims or disputes threatened.

(c) Each Seller is in material compliance with all Applicable Laws pertaining to the Seller’s employment practices, terms and conditions of employment, and wages and hours (including, but not limited to, proper classification of employees for ERISA purposes and as exempt or non-exempt, proper characterization of service providers as consultants and independent contractors, immigration related obligations with respect to each Employee and the withholding, remittance and reporting of applicable Taxes on wages). There are no claims of any nature pending or, to the knowledge of the Sellers, threatened by any Employee or former Employee of each Seller against such Seller in connection with the Seller’s employment (or termination thereof) of such Employee or former Employee.

(d) There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act, as amended, in respect of the Sellers within the past ninety (90) days. Section 2.11(d) of the Disclosure Schedule lists all Employees whose employment has been involuntarily terminated or who have received notice of involuntary termination of their employment during the six-month period prior to the date of this Agreement.

2.12 Employee Benefits.

(a) Section 2.12 of the Disclosure Schedule contains a complete and accurate list of all Business Benefit Plans. Correct and complete copies have been delivered or made available to SCI by the Parent of all Business Benefit Plans (including all amendments and attachments thereto); the most recent determination letter from the Internal Revenue Service (if applicable); and the most recent summary plan descriptions for the Business Benefit Plans (if applicable).

(b) The Business Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Business Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and each such determination letter covers all tax-qualification provisions that are required to be stated in the applicable plan as of the date of this Agreement (or such plan is within the applicable remedial amendment period for making any required changes). To the knowledge of the Sellers, no event has occurred and no circumstance exists that will or could give rise to the disqualification of any such Business Benefit Plan or the loss of tax exemption for the trust thereunder.

(c) Each Business Benefit Plan has been maintained, funded, and administered in all material respects in accordance with its terms and Applicable Law. All contributions required to be made to any Business Benefit Plan have been made or a reasonable amount has been accrued for contributions to and funding obligations of each Business Benefit Plan. No violation of or failure to comply with Applicable Law exists with respect to any Business Benefit Plan maintained by any Seller, any of their respective Affiliates or any ERISA Affiliate that could subject any Buyer to any fine, penalty, Tax or liability of any kind imposed under ERISA or the Code, and no Employment Liabilities of any Seller or any ERISA Affiliate could become a liability of any Buyer, except as specifically provided in this Agreement or in Section 2.12(c) of the Disclosure Schedule.

(d) Except as set forth in Section 2.12(d) of the Disclosure Schedule, there are no unfunded obligations under any Business Benefit Plan providing welfare benefits after termination of employment to any Employee (or to any beneficiary of any such employee), excluding continuation of health coverage required to be continued under Section 4980B of the Code or other similar applicable laws.

(e) Except as set forth in Section 2.12(e) of the Disclosure Schedule, there are no pending investigations, claims or lawsuits which have been asserted or instituted by or against any Business Benefit Plan, against the assets of any of the trusts under such plans or by or against the plan sponsor, plan administrator, or any fiduciary of any Business Benefit Plan with respect to the operation or administration of such plans (other than routine benefit claims) nor do the Sellers have knowledge of facts that could form the basis for any such claim or lawsuit.

(f) Neither the Sellers nor any ERISA Affiliate has ever maintained, contributed to or been required to contribute to, or has any liability with respect to a plan that is subject to Title IV of ERISA. No Business Benefit Plan is a nonqualified deferred compensation plan (as described in Code Section 409A) which would subject any Person to tax pursuant to Section 409A of the Code based upon a good faith interpretation of all applicable regulations, notices and regulatory guidance.

(g) Except as specifically disclosed in Section 2.12(g) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not: (i) entitle any Employee to any severance pay, unemployment compensation, retention bonus or similar payment; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to, or in respect of, any Employee.

(h) Except as specifically disclosed in Section 2.12(h) of the Disclosure Schedule, no Business Benefit Plan provides health, medical or life insurance benefits with respect to current or former Employees beyond their retirement or termination of service other than (i) coverage mandated by Applicable Law, or (ii) benefits the full cost of which is borne by the current or former Employee (or his or her beneficiary).

(i) Each Business Benefit Plan which provides medical, dental, health or long-term disability benefits is fully insured by a third party insurer and claims with respect to any participant or covered dependent under such Business Benefit Plan could not result in uninsured liability to the Sellers.

(j) No representations or communications, written or oral, with respect to participation, eligibility for benefits, vesting, benefit accrual, or coverage under the Business Benefit Plans have been made by the Sellers to any participant or beneficiary thereof other than those which are in accordance with the terms and provisions of such Business Benefit Plans.

2.13 Legal Compliance. Each Seller is, with respect to the Business, in compliance, with all Applicable Laws (including rules and regulations thereunder) of any Governmental Entity, currently in effect with respect to the Business, except where the failure to comply therewith would not reasonably be expected to result in a Business Material Adverse Effect. No Seller has received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business alleging any failure to so comply, except for any that would not reasonably be expected to result in a Business Material Adverse Effect.

2.14 Legal Permits. There are no material Legal Permits that are necessary or required for the ownership or use of the Acquired Assets, other than the Intellectual Property Rights or Technology, or for the operation or conduct of the Business as currently conducted.

2.15 Warranties. Section 2.15 of the Disclosure Schedule sets forth a description of the standard warranties currently offered or still in effect with respect to the Business as of the date of this Agreement (other than warranties under Applicable Law).

2.16 Customers and Suppliers. Section 2.16 of the Disclosure Schedule sets forth a list of (a) the top ten customers (by revenues) of the Business during the last full fiscal year and the amount of revenues accounted for by such customer during each such period and (b) the top ten suppliers (by expenditures) of any significant product or service to the Business during the last full fiscal year. Since October 28, 2006, no Seller has received any written notice that such customer or supplier intends to terminate or materially reduce its business relationship with such Seller as it relates exclusively to the Business (other than a negotiation for a new or renewal of a purchase order).

2.17 Broker. No broker, finder, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Credit Suisse Securities (USA) LLC, whose fees will be paid by Sellers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

SCI represents and warrants to each Seller that the statements contained in this Article III are true and correct. The representations and warranties relating to the Irish Newco shall be made as of and be true and correct as of the date Irish Newco becomes a party to this Agreement and on the Closing Date.

3.1 Organization. Each Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to result in a Buyer Material Adverse Effect. Each Buyer has all requisite limited liability company or corporate power, as the case may be, and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

3.2 Authority. Each Buyer has all requisite limited liability company or corporate power, as the case may be, and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by each Buyer of this Agreement and such Ancillary Agreements to which it is a party and the consummation by each Buyer of the Acquisition and other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company or corporate action, as the case may be on the part of each Buyer. This Agreement has been, and such Ancillary Agreements to which a Buyer is a party will be, validly executed and delivered by each such Buyer and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Sellers, this Agreement and such Ancillary Agreements to which a Buyer is a party constitute or will constitute a valid and binding obligation of each such Buyer, in each case, enforceable against each such Buyer, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.3 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act and applicable foreign antitrust or trade regulation laws, neither the execution and delivery by a Buyer of this Agreement or the Ancillary Agreements to which such Buyer will be a party, nor the consummation by such Buyer of the Acquisition and the other transactions contemplated hereby or thereby, will:

(a) conflict with or violate any provision of the certificate of formation or operating agreement of such Buyer;

(b) require on the part of such Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a Buyer Material Adverse Effect;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which such Buyer is a party or by which such Buyer is bound, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a Buyer Material Adverse Effect or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to result in a Buyer Material Adverse Effect; or

(d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, such Buyer or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.

3.4 Litigation. There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to any Buyer’s knowledge, threatened against, a Buyer which would adversely affect such Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

3.5 Financing. The Buyers have, and at the Closing will have, sufficient sources of financing in order to consummate the transactions contemplated by the Agreement and to fulfill their obligations hereunder, including, without limitation, payment to the Sellers of the Adjusted Purchase Price at the Closing, and the Buyers have provided to Parent evidence thereof. There are no conditions precedent or other contingencies related to the funding of the full amount of the Adjusted Purchase Price or the Irish Purchase Price, as the case may be.

3.6 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by each Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, each Buyer shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by each Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, each Buyer shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by each Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Buyer.

3.7 Due Diligence by the Buyers. The Buyers each acknowledge that it and its representatives have conducted to its satisfaction an independent investigation of the Acquired Assets and Assumed Liabilities and, in making the determination to proceed with the transactions contemplated by this Agreement, the Buyers have each relied solely on the results of its own independent investigation and the representations and warranties of the Sellers set forth in Article II, including the Disclosure Schedule and other Schedules hereto (and any updates thereto), certificates delivered herewith and any Ancillary Agreements. Such representations and warranties constitute the sole and exclusive representations and warranties of the Sellers to the Buyers in connection with the transactions contemplated hereby, and each Buyer acknowledges and agrees that the Sellers are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty as to merchantability or suitability of the Acquired Assets. Each Buyer further acknowledges and agrees that any cost estimates, projections or other predictions that may have been provided to such Buyer or any of its employees, agents or representatives are not representations or warranties of the Sellers or any of their Affiliates.

3.8 Brokers or Finders. No broker, finder, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from any Seller based on any arrangement or agreement made by or on behalf of any Buyer in connection with any of the transactions contemplated by this Agreement.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1 Closing Efforts; Hart-Scott-Rodino Act.

(a) Subject to the terms hereof, including Section 4.1(b), each of the Parties shall use commercially reasonable efforts to take all actions and to do all things reasonably necessary or advisable to consummate the transactions contemplated by this Agreement, including using commercially reasonable efforts to: (i) obtain all Governmental Consents and Third Party Consents, (ii) effect all Governmental Filings and (iii) otherwise comply in all material respects with all Applicable Laws in connection with the consummation of the transactions contemplated by this Agreement. Each of the Parties shall promptly notify each of the other Parties of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

(b) Without limiting the generality of the foregoing, each of the Parties shall (or shall cause the appropriate Affiliate thereof to) (i) within ten (10) Business Days of the date hereof file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, (ii) use reasonable commercial efforts to obtain an early termination of the applicable waiting period under the Hart-Scott-Rodino Act, (iii) make any further filings or information submissions pursuant thereto that may be reasonably necessary or advisable and (iv) promptly make any filings or submissions required under any applicable foreign antitrust or trade regulation law. Each of the Parties shall use commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby, and, to the extent permitted by Applicable Law, shall cooperate with each other to take all other procedural actions required in order to obtain any necessary Governmental Consents or to cause any applicable waiting periods to commence and expire or be terminated. Notwithstanding the foregoing, none of the Buyers shall be required to consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its assets or any Acquired Assets nor shall any Seller consent to the same or to any alternation of the practice of the Business or use of the Acquired Assets, and none of the Buyers shall have an obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement. Each of the Parties shall promptly inform each other of any material communication given or received by such Party from the

Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity, or to or from any other Person (other than any Affiliate or representative of such Party) in any private proceeding, in each case regarding any of the transactions contemplated hereby (unless the provision of such information would (1) violate the provisions of any Applicable Law (including without limitation those relating to security clearance or export controls) or any confidentiality agreement, or (2) cause the loss of the attorney-client privilege with respect thereto).

4.2 Operation of Business.

(a) Except as contemplated by this Agreement, during the period from the date of this Agreement until the Closing Date, each Seller shall conduct the operations of the Business in the ordinary course. Without limiting the generality of the foregoing, prior to the Closing, except as set forth in Section 4.2 of the Disclosure Schedule, no Seller shall with respect to the Business, without the written consent of SCI:

(i) sell, assign or transfer any portion of the Acquired Assets, except for sales of Inventory in the ordinary course of business;

(ii) grant any rights to severance benefits or termination pay to any Employee or increase the compensation or other benefits payable or potentially payable to any Employee under any previously existing severance benefits or termination pay arrangements or under any Business Benefit Plan, in each case other than grants or increases that are consistent with the past practice of the Business;

(iii) make any capital expenditures or commitments therefor, except any such capital expenditures made in the ordinary course of business and any such commitments that do not constitute Assumed Liabilities;

(iv) create or cause to exist, or permit to be created, any Lien on any of the Acquired Assets;

(v) [intentionally omitted];

(vi) acquire any operating business, whether by merger, stock purchase or asset purchase (except for any such business which will not become part of the Business);

(vii) adopt or enter into any Business Benefit Plan or any employment, compensation or deferred compensation agreement (or any amendment or modification to any such existing plan or agreement) with any Employee or make any increase in the level of compensation or benefits applicable to any Employees or renew or amend any collective bargaining agreement or other contract with any labor organization, union or association, except as required by Applicable Law with respect to any person who is not an Employee;

(viii) enter into any compromise or settlement of any claim, action, proceeding, or investigation relating to the Acquired Assets or the Assumed Liabilities, if such compromise or settlement would reasonably be expected to have a Business Material Adverse Effect;

(ix) solely to the extent such action could reasonably be expected to have a material effect on the Assumed Liabilities, or on the Business, after the Closing, make any Tax elections; change an annual accounting period; adopt or change any accounting method with respect to Taxes; file any amended Tax Return; enter into any closing agreement; or settle or compromise any Tax claim or assessment; or incur or guarantee any indebtedness for borrowed money, except with respect to any such indebtedness or guarantees that do not constitute Assumed Liabilities;

(x) terminate the employment of any Key Employee;

(xi) incur any obligation or liability to any Employee, or make any loans or advances to any Employee, except normal compensation and expense allowances payable in the ordinary course of business;

(xii) authorize, or agree in writing or otherwise to take, any of the foregoing actions; or

(xiii) cease or abandon the prosecution or maintenance of any Transferred Intellectual Property Rights, including, without limitation, any Patent included therein, and Sellers will continue to prosecute and maintain the Transferred Intellectual Property Rights prior to the Closing Date, including, without limitation, by timely paying any fees due a United States Patent and Trademark Office (USPTO) or any other Governmental Entity and timely filing all documents and responses to office actions with the USPTO or any other Governmental Entity.

(b) Notwithstanding the limitations set forth in paragraph (a) above, each Seller shall be permitted to (i) accept capital contributions and loans from any Seller or any of such Seller’s Affiliates and (ii) use any and all cash, cash equivalents and other short term liquid investments of the Business to make dividends, distributions or other payments to any Seller or any of such Seller’s Affiliates.

(c) During the period from the date of this Agreement until the Closing Date, but in any event not less than thirty (30) days following the initial notice to the EU Employees of the transactions contemplated hereby, each Seller shall inform and/or consult with the EU Employees or their representatives regarding the transactions contemplated hereby and the terms of their prospective employment with SCI or Irish Newco, as the case may be, or their Affiliates, in each case as and in the manner provided by Applicable Law.

4.3 Access.

(a) Each Seller shall permit each Buyer and its representatives to have access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Business) to the premises, properties, financial and accounting records, contracts, and other Books and Records of or pertaining to the Business.

Notwithstanding the foregoing, none of the Sellers shall be obligated (i) to provide any information, documents or access to any person unless such Buyer is responsible, pursuant to the terms of the Confidentiality Agreement, for the use and disclosure of any information obtained by such person from any Seller, or such person enters into a confidentiality agreement with the Parent on terms that are substantially the same as those set forth in the Confidentiality Agreement or (ii) to provide any information, documents or access if the provision thereof would (A) violate Applicable Law (including, without limitation, those relating to security clearance, data protection or export controls) or any confidentiality agreement to which it is a party or (B) cause the loss of the attorney-client privilege with respect thereto. Prior to the Closing, each Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of any Seller in connection with the transactions contemplated by this Agreement, except with the prior written consent of the applicable Seller or in the case of employees as provided in Section 9.1. No investigation pursuant to this Section 4.3 shall affect any representation or warranty in this Agreement of any party hereto or any conditions to the obligations of the parties hereto.

(b) Each Buyer and the Sellers acknowledge and agree that the Confidentiality Agreement remains in full force and effect and that information provided by any Seller or any of such Seller’s Affiliates to any Buyer pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement and each Buyer shall cause its Affiliates to treat such information in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and each Buyer shall treat and each Buyer shall cause its Affiliates to treat such information in accordance with the Confidentiality Agreement. If the Closing occurs, the Confidentiality Agreement, insofar as it covers information relating exclusively to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder that is not related to the Business.

(c) Notwithstanding any provision of this Agreement to the contrary, each Buyer and its representatives shall not have any access at any time prior to the Closing to any information regarding pending or proposed bids for new contracts or subcontracts or any related information where any Buyer or an Affiliate of any Buyer also has submitted or intends to submit a bid for such contract or subcontract.

4.4 Exclusivity. Each Seller shall not, and shall use its best efforts to cause its Affiliates and each of their respective officers, directors, employees, representatives and agents (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or encourage the submission of any proposal, offer or discussion with any Person (other than the Buyers) concerning any merger, business combination, sale of stock or sale of assets (other than sales of assets in the ordinary course of business) involving the Business or the Acquired Assets (other than as part of a sale of the Parent substantially in its entirety), (ii) engage in discussions or negotiations with, or enter into any agreement with, any Person (other than the Buyers), or otherwise furnish to any Person (other than Buyers) any non-public information, with respect to or concerning or intended to facilitate any such transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Sellers, whether or not such Representative is purporting to act on behalf of

Sellers, shall be deemed to be a breach of this Section 4.4 by Sellers. As of the date hereof, Sellers shall, and shall cause their respective Affiliates and Representatives to, immediately cease and cause to be terminated any existing solicitation, encouragement, discussion, negotiation or other action conducted by Sellers or their Representatives prior to the date hereof with respect to any such transaction.

4.5 Schedules and Notices. The Sellers shall be entitled to submit to SCI, from time to time between the date hereof and date which is five (5) Business Days prior to the earlier of the Closing Date or the Outside Date, written updates to the Disclosure Schedules and other Schedules hereto disclosing any events or developments that occurred or any information learned between the date of this Agreement and the Closing Date, except that Sellers may not include in any such permitted updates any disclosures concerning events, developments or information known or which reasonably could have been discovered by the Sellers, in each case prior to or on the date hereof. The Sellers’ representations and warranties contained in this Agreement shall be construed for all purposes of this Agreement (including without limitation, Section 5.1 and Article VI) to be deemed to have been made subject to the Disclosure Schedule and other Schedules hereto, as so updated to the extent permitted hereunder; provided that, the Buyer shall have the right to terminate this Agreement as a result of any such disclosure to the extent provided in Section 8.1(c).

4.6 Irish Newco. As soon as practicable following the execution of this Agreement, SCI shall form Irish Newco and shall cause Irish Newco to execute a joinder to this Agreement in form and substance satisfactory to the Sellers, upon the execution and delivery of which Irish Newco shall become a Buyer hereunder and shall perform the obligations of Irish Newco hereunder.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions to Obligations of the Buyers. The obligation of the Buyers to purchase and pay for the Acquired Assets is subject to the satisfaction (or waiver by SCI, on behalf of the Buyers) on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of the Sellers set forth in Article II (i) that are qualified as to materiality or Business Material Adverse Effect shall be true and correct, and (ii) that are not so qualified shall be true and correct in all material respects (except for breaches as to matters that, individually or in the aggregate, could not reasonably be expected to have a Business Material Adverse Effect), in each case, at and as of the Closing Date as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case, on and as of such earlier date);

(b) each Seller shall have materially performed or complied with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c) no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement and no judgment, order, decree, stipulation or injunction enjoining or preventing or making unlawful the consummation of the transactions contemplated by this Agreement shall be in effect;

(d) the Parent shall have delivered to SCI the Parent Certificate;

(e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and the foreign antitrust or trade regulation laws set forth on Schedule 5.1(e) shall have expired or otherwise been terminated;

(f) the Sellers shall have (i) obtained all Governmental Consents and effected all Governmental Filings, in each case listed in Schedule 5.1(f)(i), (ii) obtained all Third Party Consents listed in Schedule 5.1(f)(ii) and (iii) fulfilled their obligations under Applicable Law with respect to the matters described in Section 4.2(c) above.

(g) the Sellers shall have delivered to SCI all of the items specified to be delivered by the Sellers in Section 1.3(b) and any other item expressly required by the terms of this Agreement or any Ancillary Agreement to be delivered by the Sellers at or prior to the Closing;

(h) the Sellers shall have delivered to SCI evidence of the release of any Lien on any of the Acquired Assets;

(i) SCI shall have received such other customary certificates (such as certificates of good standing of the Sellers in their jurisdictions of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing; and

(j) letters from SCI or the relevant Buyer to the Employees (including those Employees listed on Schedule 5.1(j) hereto), setting forth the terms of employment presented to the Employees and reflecting the Applicable Terms as described in Schedule 9.1(a)-3, shall have been executed by the Requisite Employees and delivered to SCI and such acceptances shall remain in full force and effect.

5.2 Conditions to Obligations of the Sellers. The obligation of the Sellers to sell the Acquired Assets is subject to the satisfaction (or waiver by the Sellers) on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of the Buyers set forth in Article III (i) that are qualified as to materiality or Buyer Material Adverse Effect shall be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all material respects (except for breaches as to matters that, individually or in the aggregate, could not reasonably be expected to have a Buyer Material Adverse Effect), in each case, at and as of the Closing Date as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case, on and as of such earlier date);

(b) each Buyer shall have materially performed or complied with its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c) no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement and no judgment, order, decree, stipulation or injunction enjoining or preventing or making unlawful the consummation of the transactions contemplated by this Agreement shall be in effect;

(d) SCI shall have delivered to the Parent the Buyer Certificate;

(e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and the foreign antitrust or trade regulation laws set forth on Schedule 5.1(e) shall have expired or otherwise been terminated;

(f) the Sellers shall have obtained all Governmental Consents listed in Schedule 5.1(f)(i); and

(g) the Parent shall have received such other customary certificates (such as a certificate of good standing of each Buyer in its jurisdiction of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by the Parent. Subject to the terms and conditions of this Article VI, from and after the Closing, the Parent shall indemnify the Buyers and their Affiliates in respect of, and hold the Buyers and their Affiliates harmless against, all Damages incurred or suffered by the Buyers or any Affiliate thereof resulting from or constituting:

(a) any breach of a representation or warranty of the Sellers contained in this Agreement or the Parent Certificate;

(b) any failure by any Seller to perform any (i) covenant or agreement contained in this Agreement or any Ancillary Agreement relating to actions to be completed on or prior to Closing or (ii) covenant or agreement contained in this Agreement or any Ancillary Agreement relating to actions to be taken after the Closing;

(c) any Excluded Liabilities;

(d) the matter as described in Schedule 1.2(c)(i); or

(e) the matters as described in Schedule 1.2(c)(ii).

6.2 Indemnification by SCI. Subject to the terms and conditions of this Article VI, from and after the Closing, SCI shall indemnify each Seller in respect of, and hold each Seller harmless against, any and all Damages incurred or suffered by any Seller or any Affiliate thereof resulting from or constituting:

(a) any breach of a representation or warranty of any Buyer contained in this Agreement or the Buyer Certificate;

(b) any failure by any Buyer to perform (i) any covenant or agreement contained in this Agreement or any Ancillary Agreement relating to actions to be completed on or prior to the Closing, or (ii) any covenant or agreement contained in this Agreement or any Ancillary Agreement relating to actions to be taken after the Closing; or

(c) any Assumed Liabilities.

6.3 Claims for Indemnification.

(a) Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures. An Indemnified Party shall give prompt written notification to the Indemnifying Party of the assertion of any claim or the commencement of any action, suit or proceeding, relating to a third-party claim for which indemnification may be sought (each, a “Claim”). Such notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Claim and the amount (or a good faith estimate of the amount) of the Damages claimed; provided, however, that failure to give such notice shall not limit the right of an Indemnified Party to recover indemnity or reimbursement except to the extent that the Indemnifying Party suffers any material prejudice or material harm with respect to such Claim as a result of such failure. Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party, if in such written notice, the Indemnifying Party states that the Indemnifying Party would be liable under the provisions hereof for indemnity in the amount of such Claim if such Claim were valid and that the Indemnifying Party disputes and intends to defend against such Claim at the Indemnifying Party’s own cost and expense. If the Indemnifying Party does not assume control of such defense as provided above, the Indemnified Party shall control such defense at the expense of the Indemnified Party (and the reasonable fees and expense of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement). The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of a Claim without the prior written consent of the Indemnifying Party; except that, with respect to Claims for indemnification under Sections 6.1(d) and 6.1(e) of this Agreement, the second, third and last sentence in Section 1(c) of the Escrow Agreement shall apply. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

(b) Procedure for Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VI shall deliver to the Indemnifying Party a Claim Notice. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount; provided that, in the case of a claim for indemnification made pursuant to Section 6.1(d) or Section 6.1(e), which claim relates to a settlement effected under 1(c) of the Escrow Agreement, Parent shall not have the right to contest the claim under this Section 6.3(b). If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to arbitration in accordance with the provisions of Section 12.11.

(c) Cooperation. SCI and Parent shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder.

6.4 Survival.

(a) The representations and warranties of the Sellers and the Buyers set forth in this Agreement, the Parent Certificate and the Buyer Certificate shall survive the Closing and shall expire on the close of business on the first anniversary of the Closing Date. Notwithstanding the foregoing, the representations and warranties contained in Section 2.7(a) shall survive the Closing and expire on the close of business on the second anniversary of the Closing Date and the representations and warranties contained in Sections 2.1, 2.2, 2.6, 2.7(b), and 2.17 and Sections 3.1, 3.2 and 3.8 shall survive the Closing without limitation.

(b) If an indemnification claim is properly asserted in writing pursuant to Section 6.3 prior to the expiration as provided in Section 6.4(a) of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.

6.5 Limitations.

(a) Parent shall not be required to indemnify any Buyer or its Affiliates and shall not have any liability under Sections 6.1(a) and 6.1(b)(i) and SCI shall not be required to indemnify Parent or its Affiliates and shall not have any liability under Sections 6.2(a) and 6.2(b)(i):

(i) unless the aggregate of all Damages for which such Party would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to 1.25% of the Adjusted Purchase Price, and then only to the extent of any such excess;

(ii) for any individual items where the Damages relating thereto are less than $100,000 and such items (other than a series of related items) shall not be aggregated for purposes of clause (ii) of this Section 6.5; and

(iii) for Damages payable to the extent in excess of 10% of the Adjusted Purchase Price.

provided however, that the limitations above shall not apply in connection with (i) actual fraud by a Party with respect to any of its representations and warranties in this Agreement or in the Parent Certificate, or Buyer Certificate, as applicable, or (ii) the breach by a Seller of any of the representations or warranties contained in Section 2.1, Section 2.2, Section 2.6, Section 2.7(b) or Section 2.17 or breach by any Buyer of any of its representations or warranties contained in Section 3.1, Section 3.2 or Section 3.8.

(b) Each Buyer and Parent agree that the rights of the Buyers and their respective Affiliates (each as Indemnified Parties) under Article VI of the Agreement (as modified by Section 1(c) of the Escrow Agreement) shall be their sole and exclusive remedy with respect to claims covered by Section 6.1(d) and Section 6.1(e), including, without limitation, claims for breach of contract. Parent shall not be required to indemnify the Indemnified Parties and shall not have any liability under Section 6.1(d) and Section 6.1(e) thereof other than pursuant to the terms and provisions of Article VI of this Agreement and of the Escrow Agreement.

(c) In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Agreement that are consequential, in the nature of lost profits, diminution in the value of property, special or punitive or otherwise not actual damages.

(d) The amount of Damages recoverable by an Indemnified Party under this Article VI with respect to an indemnity claim shall be reduced by the amount of any payment actually received by such Indemnified Party (or an Affiliate thereof), with respect to the Damages to which such indemnity claim relates, from an insurance carrier (net of any increased costs to such Indemnified Party associated therewith or resulting therefrom). If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within thirty (30) days of receiving such insurance payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Party under this Article VI with respect to such claim plus the amount of the insurance payments received (net of any increased costs to such Indemnified Party associated therewith or resulting therefrom), over (B) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article VI.

(e) Except (i) with respect to claims for equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement or the Ancillary Agreements, (ii) claims based on theories of actual fraud , (iii) as provided in Section 6.5(b) or (iv) as provided in Section 10.3(e), the rights of the Indemnified Parties under this Article VI shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims covered by Section 6.1 and Section 6.2 or otherwise relating to the transactions that are the subject of this Agreement.

6.6 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Adjusted Purchase Price or the Irish Purchase Price, as the case may be. Such treatment shall govern Tax Returns filed by the Parties, to the extent permitted under Applicable Law.

6.7 Termination of Indemnification. The obligations to indemnify and hold harmless any party (a) pursuant to Section 6.1(a) or Section 6.2(a), shall terminate when the applicable representation or warranty expires pursuant to Section 6.4; (b) pursuant to Section 6.1(b)(i) or Section 6.2(b)(i) shall terminate upon the one year anniversary of the Closing Date; (c) pursuant to Sections 6.1(b)(ii), 6.2(b)(ii), 6.1(c) or 6.2(c) shall not terminate; (d) pursuant to Section 6.1(d) shall terminate upon the fifth-year anniversary of the Closing Date; and (e) pursuant to Section 6.1(e) shall terminate upon the second-year anniversary of the Closing Date; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 6.3 to the party to be providing the indemnification.

ARTICLE VII

TAX MATTERS

7.1 Responsibility for Certain Taxes.

(a) Any real property, personal property, intangible property or other ad valorem Taxes levied with respect to the Acquired Assets for any taxable period that includes but does not end on the Closing Date, whether paid prior to, on or after the Closing Date, shall be apportioned between the Sellers and the Buyers based on the number of days of such taxable period up to and including the Closing Date and the number of days of such taxable period after the Closing Date. The Sellers shall be responsible for and shall pay the proportionate amount of such Taxes that is attributable to the portion of the taxable period ending on the Closing Date, and the Buyers shall be responsible for and pay the proportionate amount of such Taxes that is attributable to the portion of the taxable period beginning after the Closing Date. To the extent that any Seller has, on or prior to the Closing Date, paid any such Taxes attributable to the portion of the taxable period beginning after the Closing Date, the Buyers shall reimburse the Seller at the Closing for the amount of such Taxes that is allocable to the portion of the taxable period beginning after the Closing Date. If any Seller or the Buyers receives a refund or credit of any such Taxes, that party shall reimburse the other party for its proportionate share of the tax refund or credit.

(b) The Buyers shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement.

(c) The Buyers shall be responsible for the payment of any and all Taxes attributable to the Buyers’ or any of the Buyers’ Affiliates’ acts (including the conduct of the Business after the Closing).

7.2 Cooperation on Tax Matters; Tax Proceedings.

(a) The Buyers and the Sellers and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. The Buyers and the Sellers and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(b) The Sellers shall have the right, at their own expense, to control any Tax audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to (i) any Taxes or Tax Returns of any Seller, and (ii) to the extent not covered by clause (i), Taxes for any taxable period ending on or before the Closing Date relating to the Business or the Acquired Assets. The Buyers shall have the right, at their own expense, to control any other Tax audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Business; provided, that with respect to any item the adjustment of which may cause any Seller to become obligated to make any payment hereunder or otherwise affect any Seller, the Buyers shall consult with the Sellers with respect to the resolution of such issue and not settle any such issue, or file any amended Tax Return relating to such issue, without the prior written consent of the Sellers (which consent shall not be unreasonably withheld or delayed).

7.3 Scope of Article VII. Any claim by any Party relating to a breach by another Party of its obligations under this Article VII shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in Article VI. Notwithstanding the foregoing or any term or condition of Article VI, to the extent there is any inconsistency between the terms of Article VI and this Article VII with respect to the allocation of responsibility between the Sellers and the Buyers for Taxes relating to the Business or the Acquired Assets, or with respect to the conduct of any Tax audit, proceeding or refund claim, the provisions of this Article VII shall govern.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) SCI, on behalf of the Buyers, may terminate this Agreement by giving written notice to the Parent in the event any Seller is in breach of any representation or warranty, covenant, or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.1(a) or Section 5.1(b) not to be satisfied and (ii) is not cured within thirty (30) days following delivery by SCI to the Parent of written notice of such breach under this Section 8.1(b);

(c) SCI, on behalf of the Buyers, may terminate this Agreement by giving written notice to the Parent in the event any Seller provides an update to the Disclosure Schedule or other Schedule hereto pursuant to Section 4.5 which contains information that, absent such disclosure and the provisions of Section 4.5 permitting the update of representations and warranties, would have the effect of causing the condition set forth in Section 5.1(a) not to be satisfied, and the Sellers fail to cure the event or condition causing the failure of such condition within thirty (30) days following delivery by SCI to the Parent of written notice under this Section 8.1(c);

(d) the Parent, on behalf of the Sellers, may terminate this Agreement by giving written notice to SCI in the event any Buyer is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.2(a) or Section 5.2(b) not to be satisfied and (ii) is not cured within thirty (30) days following delivery by the Parent to SCI of written notice of such breach under this Section 8.1(d);

(e) SCI, on behalf of the Buyers, may terminate this Agreement by giving written notice to the Parent if the Closing shall not have occurred on or before February 28, 2008 (the “Outside Date”)by reason of the failure of any condition precedent under Section 5.1 (unless the failure results exclusively from a breach by a Buyer of any representation, warranty, covenant or agreement contained in this Agreement); and

(f) the Parent, on behalf of the Sellers, may terminate this Agreement by giving written notice to SCI if the Closing shall not have occurred on or before the Outside Date by reason of the failure of any condition precedent under Section 5.2 (unless the failure results exclusively from a breach by any Seller of any representation, warranty, covenant or agreement contained in this Agreement).

8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties, except for the provisions of (a) Sections 4.3(b) relating to certain confidentiality obligations, (b) Article XII and (c) this Article VIII. Notwithstanding the foregoing, termination of this Agreement shall not relieve any Party for any breach by such Party, prior to the termination of this Agreement, of any covenant or agreement (but not any representation or warranty) contained in this Agreement or impair the right of any Party to obtain such remedies as may be available to it in law or equity with respect to such a breach by any other Party.

ARTICLE IX

EMPLOYEE MATTERS

9.1 Covenants Regarding Continuing Employees.

(a) Employment Offers to U.S. Employees and Specified Employees. As soon as reasonably practicable following the date of this Agreement, SCI shall make offers of employment to all U.S. Employees identified in Schedule 9.1(a)-1 who are eligible to work in the United States under Applicable Law and all Specified Employees identified in Schedule 9.1(a)-2. An offer of employment to a U.S. Employee or a Specified Employee shall be based upon the terms applicable to U.S. Employees or Specified Employees, as applicable, as set forth in Schedule 9.1(a)-3, as such terms may be reasonably modified prior to the Closing as mutually agreed by SCI and Parent (the “Applicable Terms”).

(b) Continuing Employees. On the Closing Date, U.S. Employees and Specified Employees who accept employment or engagement with SCI will be considered to have voluntarily resigned from their employment or engagement with the applicable Seller or its Affiliate, and SCI shall thereafter, either directly or through one of its Affiliates, employ or engage all such Continuing Employees on the Applicable Terms in the case of U.S. Employees and Specified Employees. After the date of this Agreement and to the extent not in violation of Applicable Law, the Sellers shall permit SCI to contact and meet with all such Employees at the applicable Seller’s premises during normal business hours, and the Sellers shall cooperate fully with SCI in all such respects. To the extent that a Continuing Employee elects COBRA coverage in respect of medical insurance under the applicable Business Benefit Plans, SCI will pay for the Continuing Employee’s cost (in excess of the premiums that the Continuing Employee would have been required to pay for coverage under the Business Benefit Plans had the Continuing Employee remained an employee of such Seller) to continue COBRA coverage for such medical insurance for the Continuing Employee and his or her eligible dependents who participated in such plans (as in effect on Closing Date) on the date immediately preceding the Closing Date, commencing on the Closing Date and continuing until December 31, 2008 or until the Continuing Employee voluntarily terminates his or her employment with SCI (or its Affiliate), whichever occurs first.

(c) EU Employees. The Buyers and the Sellers acknowledge and agree that the contracts of employment of EU Employees shall not terminate upon the Closing. Instead (save in the case of any EU Employee who validly objects to transferring in accordance with

Applicable Law), such contracts of employment of EU Employees identified in Schedule 9.1(c) shall, with the consent of such EU Employees, transfer automatically to SCI (or relevant Affiliate of SCI), in accordance with Applicable Law. All Employment Liabilities which existed on or prior to the Closing in respect of EU Employees shall remain with, and be the responsibility of, the Sellers, and all Employment Liabilities which arise after the Closing in respect of EU Employees who so transfer to SCI or its relevant Affiliate shall be the responsibility of SCI or its relevant Affiliate.

(i) Where it is not possible or not legally required for SCI or its relevant Affiliate to replicate an Employee Benefit Plan (including any retirement benefit) for an EU Employee whose employment is transferred to SCI or its relevant Affiliate by operation of Applicable Law, SCI or its relevant Affiliate shall provide a benefit of substantial equivalence as contemplated in Schedule 9.1(a)-3.

(ii) If, contrary to the expectations of the Parties, the contract of employment of any EU Employee identified on Schedule 9.1(c) which the Parties expected to transfer automatically to SCI or its relevant Affiliate by operation of Applicable Law is not so transferred, SCI or its relevant Affiliate shall make the relevant Employee an offer of employment on the same basis as that made to U.S. Employees pursuant to Section 9.1(a), such offer to be made within three (3) Business Days of SCI or its relevant Affiliate becoming aware of such fact.

(d) [Intentionally omitted.]

(e) The Buyers and each of the Sellers acknowledge and agree that all provisions contained in this Section 9.1 with respect to Employees are included for the sole benefit of the respective Parties and shall not create any right in any other Person, including, without limitation, any Employees, any participant in any Business Benefit Plan or any beneficiary thereof or any right to continued employment with the Buyers or any Affiliate of the Buyers.

(f) Employee Liability Claims. Except as provided in Section 9.1(h) below:

(i) All Employment Liabilities, including, without limitation, COBRA obligations, incurred in connection with the termination by the Sellers or any Affiliate of the Sellers of any employment or engagement of any Employee (whether a U.S. Employee, a Specified Employee or an EU Employee and including any Employee who does not accept an offer of employment with the relevant Buyer or does not consent to the transfer of his or her employment to such Buyer) shall be borne by the Sellers.

(ii) All Employment Liabilities incurred in connection with the employment, engagement or termination by any Buyer of any Continuing Employee on or after the Closing Date shall be borne solely by such Buyer.

(g) The Buyers Employee Plans.

(i) Subject to Section 9.1(c), with respect to Continuing Employees, (i) the Buyers will allow such Continuing Employees and their eligible dependents to participate in the employee benefit plans maintained by the Buyers or its subsidiaries, other than during a period of continuing coverage under a Business Benefit Plan elected under COBRA, on terms no less favorable than those provided to similarly situated employees of the Buyers, (ii) each such Continuing Employee will receive credit for purposes of eligibility to participate and vesting under such plans for years of service with the Sellers or any ERISA Affiliate prior to the Closing Date, and (iii) the Buyers will make all commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group pension, health, life, accident or disability plans of the Buyers in which such Continuing Employees and their eligible dependents will participate to be waived and will provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date.

(ii) Seller will (1) cause each Continuing Employee to vest in his or her interest under Seller’s 401(k) Plan no later than the Closing Date, (2) provide each Continuing Employee with the right to receive a distribution of his or her interest under the Seller’s 401(k) Plan, and (3) timely provide each Continuing Employee with an election to rollover his or her vested interest to SCI’s 401(k) plan or an individual retirement account. Buyers will take all actions reasonably necessary to permit the Continuing Employees who were U.S. Employees to make a direct rollover of his or her entire account balance (including participant loans, to the extent not in default) to SCI’s 401(k) plan, to the extent such rollover is permitted by Applicable Law and SCI’s 401(k) plan. As a condition to SCI’s acceptance of any Continuing Employee’s rollover of his or her vested interest, SCI will be entitled to receive from Seller a certificate from the plan administrator who is a fiduciary of the Seller’s 401(k) Plan or an opinion of counsel (with customary qualifications) to the effect that either (i) the Seller’s 401(k) Plan has received a recent favorable determination letter as to its qualification under the Code, and nothing has occurred since the date of such letter and no condition exists which could reasonably be expected to cause the loss of such qualification, or (ii) the Seller’s 401(k) Plan is qualified under Section 401(a) of the Code, or that the plan is intended to be qualified and the plan administrator is not aware of any plan provision or operation that would result in the disqualification of Seller’s 401(k) Plan.

(iii) The Buyers shall assume any of the Sellers’ immigration related obligations and liabilities relating to Continuing Employees who are foreign nationals of the country in which they are working, such as (but not limited to), those arising in connection with filings by the Sellers of Labor Condition Applications, nonimmigrant/immigrant visa petitions, work permit applications or extensions and Applications for Alien Employment (Labor) Certification. The Buyers and the Sellers intend that the Buyers (by agreeing to hire the Continuing Employees formerly employed by the Sellers, and agreeing, as a sponsoring employer, to assume the immigration-related obligations and liabilities described above) shall be considered the successor in interest to the Sellers solely and exclusively for the U.S. immigration law purposes, to the extent permitted by Applicable Law.

(iv) The Sellers and the Buyers shall comply with Schedule 9.1(g)(iv) and the procedures described therein in connection with the Seller’s defined benefit schemes and defined contribution schemes applicable to the EU Employees who become Continuing Employees.

(h) On the Closing Date, the Sellers shall pay the Accrued U.S. Vacation Liability to the Continuing Employees who are U.S. Employees. On the Closing Date, SCI and/or Irish Newco, as applicable, shall assume the Accrued Non-U.S. Vacation Liability, except to the extent that payment by the Sellers of any such liability is required by Applicable Law. The Sellers shall pay to each Continuing Employee on the Closing Date, or as soon thereafter as reasonably practicable or as otherwise required by the applicable Business Benefit Plan or Applicable Law, all compensation earned by and remaining payable to such Continuing Employee, including, without limitation, all such amounts earned under the Business Benefits Plans in accordance with their terms.

(i) Sellers and Buyers shall comply with the Standard Procedure set forth in Section 4 of Revenue Procedure 2004-53, unless SCI elects in writing within ten (10) days after the Closing Date to have the “Alternative Procedure” set forth in Section 5 of Revenue Procedure 2004-53 with respect to the processing, filing and transferring of Forms 941, W-2, W-3, W-4 and W-5 apply. As soon as practicable after Closing Date, Sellers shall provide to SCI a copy of any payroll records in Sellers’ possession for each Continuing Employee to allow Buyers to comply with the Alternate Procedure set forth in Section 5 of Revenue Procedure 2004-53.

(j) After the date of this Agreement and to the extent not in violation of Applicable Law, the Sellers shall promptly provide to SCI all such information as may be reasonably requested by the Buyers as necessary or convenient in assisting the Buyers to satisfy its obligations under this Article.

ARTICLE X

OTHER POST-CLOSING COVENANTS

10.1 Access to Information; Record Retention; Cooperation.

(a) Access to Information. Subject to compliance with contractual obligations and Applicable Law regarding classified information, data protection and security clearance, and subject to the prior execution of a mutually agreeable confidentiality agreement, following the Closing, each Party shall afford to each other Party and to such Party’s authorized accountants, counsel and other designated representatives during normal business hours in a manner so as to not unreasonably interfere with the conduct of business (i) reasonable access and duplicating rights to all Information within the possession or control of such Party and (ii) reasonable access to the personnel of such Party. Requests may be made under this Section 10.1(a) for financial reporting and accounting matters, preparing financial statements, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or securities exchange filings, prosecuting, defending or settling any litigation or insurance claim, performing obligations under this Agreement and the Ancillary Agreements, and all other proper business purposes.

(b) Reimbursement. A Party making Information or personnel available to another Party under Section 10.1 shall be entitled to receive from such other Party, upon the presentation of invoices therefor, payments for such amounts relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in making such Information or personnel available, including amounts related to the salary or cost of fringe benefits or similar expenses pertaining to employees of the providing Party.

(c) Retention of Records. Except as may otherwise be required by law or agreed to in writing by the Parties, each Party shall use commercially reasonable efforts to preserve, until six years after the Closing Date, all Information in its possession or control pertaining to the Business prior to the Closing. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party or Parties to deliver such Information to the other Party or Parties, and if such offer is not accepted within 90 days, the offered Information may be disposed of at any time.

10.2 Covenant Not to Compete.

(a) During the Restricted Period, the Sellers shall not and shall cause their Affiliates not, to directly or indirectly, without the prior written consent of SCI, engage in a Competitive Business Activity anywhere in the Restricted Territory. Notwithstanding the foregoing, the restrictions in this Section 10.2 shall not apply to any third party acquirer of any Seller or to any Affiliates of such third party acquirer; provided that, neither of the Sellers may grant any license or sublicense to any Licensed Intellectual Property, Licensed Technology, Transferred Intellectual Property or Transferred Technology to any such third party acquirer or any of its Affiliates during the Restricted Period.

(b) For all purposes of and under this Agreement, the following terms shall have the following meanings:

(i) “Competitive Business Activity” shall mean engaging in, whether directly or as owner, partner, shareholder (other than in respect of an ownership interest of less than 5% of the voting stock of any publicly traded company), lender, investor, consultant, agent, co-venturer or otherwise, or managing or directing Persons engaged in, activities constituting or involving the Restricted Field, including, without limitation, the designing, developing, manufacturing, marketing, selling, licensing, supporting, and maintaining of products intended by the Sellers or their Affiliates, or specifically designed or marketed by the Sellers or their Affiliates, for use in the Restricted Field; provided that none of the foregoing shall limit the Sellers’ or their Affiliates’ ability to engage in business with any such Persons for activities outside the Restricted Field during the Restricted Period, so long as the Sellers do not use the Transferred Intellectual Property Rights, the Transferred Technology, the Licensed Intellectual Property Rights or the Licensed Technology in such activities outside the Restricted Field.

(ii) “Restricted Territory” shall mean each and every country, province, state, city or other political subdivision of the world, including without limitation those in which the Sellers are currently engaged in business or otherwise distribute, license or sell any Products;

(iii) “Restricted Field” shall mean the “Restricted Field” as such term is defined in the License Agreement; and

(iv) “Restricted Period” shall mean the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date.

(c) The Parties hereto agree that the duration and area for which the covenant not to compete set forth in this Section 10.2 is to be effective is reasonable. In the event that any court determines that the time period or the area or both of them are unreasonable and such covenant is to that extent unenforceable, the Parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties hereto agree that damages are an inadequate remedy for any breach of this covenant and that each Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief if a court so decides in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this covenant.

10.3 Non-Solicitation.

(a) Subject to the Closing, beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, the Sellers shall not and shall cause their respective Affiliates not to (i) directly or indirectly, solicit any Continuing Employee that is a Key Employee, except pursuant to generalized solicitations by use of advertising or which are not specifically targeted at such Continuing Employees, or (ii) hire any Continuing Employee that is a Key Employee; provided, that the foregoing shall not restrict the solicitation or hiring of any Person who becomes a Continuing Employee and whose employment with any Buyer has been terminated by such Buyer or an Affiliate of such Buyer;

(b) Subject to the Closing, beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, the Sellers shall not and shall cause their respective Affiliates not to (i) directly or indirectly, solicit any Continuing Employee that is not a Key Employee, except pursuant to generalized solicitations by use of advertising or which are not specifically targeted at such Continuing Employees, or (ii) hire any Continuing Employee that is not a Key Employee; provided, that the foregoing shall not restrict the solicitation or hiring of any Person who becomes a Continuing Employee and whose employment with any Buyer has been terminated by such Buyer or an Affiliate of such Buyer;

(c) Subject to the Closing, beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, the Buyers shall not and shall cause their respective Affiliates not to (i) directly or indirectly, solicit any non-manufacturing employee of the Parent or any of its Affiliates remaining with the Sellers (other than the Employees), except pursuant to generalized solicitations by use of advertising or which are not specifically targeted at the employees of the Parent or any of its Affiliates, or (ii) hire any of the employees of the Parent or any of its Affiliates described in the foregoing subsection (i); provided that the foregoing shall not restrict the solicitation or hiring of any Person whose employment with Parent or its Affiliates has been terminated by Parent or its Affiliates.

(d) Notwithstanding anything to the contrary in the foregoing, the Sellers and the Buyers may waive the provisions of Sections 10.3(b) or (c) above in writing at any time, provided that such waiver is executed by an authorized officer of the Party waiving such provision.

(e) The Parties agree that the anticipated damages from a breach of the covenants set forth in this Section 10.3 would be uncertain in amount and would be difficult or impossible to ascertain and thus intend to liquidate damages in advance, and have agreed that in the event that a Party or any Affiliate of a Party has engaged in conduct which constitutes a breach of the covenants set forth in this Section 10.3 (or this conclusion is determined pursuant to arbitration as described in Section 12.11), the Parent or SCI, as the case may be, shall pay as liquidated damages to the other Party an amount equal to (i) in the case of any breach of Section 10.3(a) or Section 10.3(b) by Sellers or their Affiliates, five (5) times the annual base compensation of the applicable Employee as in effect on the date that the breach was first deemed to occur, and (ii) in the case of any breach of Section 10.3(c) by Buyers or their Affiliates, one (1) times the annual base compensation plus the targeted bonus amount of the applicable employee as in effect on the date that the breach was first deemed to occur (the “Liquidated Damages”). The Parties agree that the Liquidated Damages are reasonable and fair, and that such Liquidated Damages represent the sole and exclusive remedy and consequence relating to any breach of the covenants set forth in Section 10.3.

10.4 Transition Period for Retained Marks. Following the Closing, SCI shall have the rights to use the Retained Marks to the extent set forth in the Foundry Agreement, but otherwise will not hold itself out as having any affiliations with Sellers.

10.5 Use of Retained Marks in Transferred Technology. Immediately after the Closing Date, the Sellers shall remove from their web sites (and the web sites of any Affiliates) all text, images and other content contained in such web sites relating to the Products or Acquired Assets or otherwise relating exclusively to the Business, and shall insert on such web sites an appropriate notice prepared with SCI directing visitors to such web sites expressing an interest in the Products to SCI’s web site. The Sellers will provide to SCI for inclusion in SCI’s or its Affiliates’ web sites, as promptly as practicable following the Closing (but in any event no later than three (3) Business Days after the Closing Date), all such text, images and other content. Subject to the provisions of Section 10.4 hereof, prior to including any such text, images or other content in its web site, Buyers shall remove all references to the Retained Marks from any such text, images or other content. The Sellers (or their Affiliates) shall retain ownership of all their domain names and neither any Buyer nor any of its Affiliates shall have any right or license to any such domain name. To the extent the Business utilized any internet protocol address space allocated to the Sellers, such internet protocol address space shall remain the property of the Sellers, and no rights or licenses are granted to the Buyers with respect thereto.

10.6 Payment of Assumed Liabilities or Accounts Receivables. In the event that any Seller (or an Affiliate thereof) inadvertently pays or discharges, after the Closing, any Assumed Liabilities or any Buyer (or an Affiliate thereof) inadvertently pays or discharges after the Closing, any Excluded Liabilities, the other Party shall reimburse such paying Party for the amount so paid or discharged within thirty (30) days of being presented with written evidence of such payment or discharge. Following the Closing, in the event any Buyer or any Seller (or their respective Affiliates) receives payment with respect to an account receivable that is owed to the other Party, such party shall promptly (and in any event within thirty (30) days) remit such payment to the other Party.

ARTICLE XI

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Acquisition” shall have the meaning set forth in Section 1.2(a).

“Accrued U.S. Vacation Liability” shall mean the accrued vacation liability of the U.S. Employees as calculated on Schedule 13.1.

“Accrued Non-U.S. Vacation Liability” shall mean the accrued vacation liability of the Employees who are not U.S. Employees, to the extent not required to be paid by Sellers to Employees at the closing under Applicable Law, as calculated on Schedule 13.1.

“Acquired Assets” shall mean all assets, properties and rights of each Seller of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, existing as of the Closing which are owned by a Seller and utilized exclusively by such Seller in the Business, including, without limitation, the following assets:

(a) all finished Products, office supplies, maintenance supplies and packaging materials (“Inventory”);

(b) all computers, equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and tooling and other tangible personal property as listed on Schedule 1.1(a)(i)(A) and, with respect to such properties and assets in Ireland, listed on Schedule 1.1(a)(i)(B), and all warranties and guarantees, if any, express or implied, existing for the benefit of a Seller in connection therewith to the extent transferable;

(c) [Intentionally omitted];

(d) all Transferred Intellectual Property Rights identified on Schedule 1.1(a)(ii);

(e) all Transferred Technology identified on Schedule 1.1(a)(iii);

(f) all Legal Permits, to the extent that such Legal Permits are transferable;

(g) all goods and services and all other economic benefits to be received subsequent to the Closing arising out of prepayments and payments by a Seller prior to the Closing;

(h) all Books and Records (other than stock record books), including accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials; and

(i) all goodwill.

“ADICE License Agreement” shall mean the ADICE License Agreement attached hereto as Exhibit G.

“Adjusted Purchase Price” shall have the meaning set forth in Section 1.2(a)(i).

“Affiliate” shall have the meaning assigned to it in Rule 12b-2 of the Securities and Exchange Act of 1934. For the avoidance of doubt, the term “Affiliate” as it relates to SCI and the other Buyers shall include ON Semiconductor Corporation, a Delaware corporation.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Allocation Schedule” shall have the meaning set forth in Section 1.2(b).

“Ancillary Agreements” shall mean the agreements and instruments referred to in clauses (iv) through (ix) in Section 1.3(b) of this Agreement.

“Applicable Law” shall mean any law, statute, order, rule, regulation, ordinance, by-law, code or other similar pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision or of any Governmental Entity.

“Assigned Contracts” shall mean the contracts or agreements listed in Section 2.8 of the Disclosure Schedule.

“Assumed Liabilities” shall mean (i) any Taxes levied with respect to the Acquired Assets attributable to taxable periods (or portions thereof) beginning after the Closing Date (as allocated in accordance with the principles set forth in Section 7.1, if for a taxable period beginning on or before and ending after the Closing Date); (ii) the Accrued Non-U.S. Vacation Liability; and (iii) any other Liabilities specifically identified on Schedule 1.1(c).

“Books and Records” shall mean all papers and records (in paper or electronic format) in the care, custody or control of the Sellers exclusively relating to the Business including, without limitation, to the extent exclusively relating to the Business, all purchasing and sales records accounting and financial records, Product documentation, Product specifications and marketing requirement documents; provided, however, that “Books and Records” shall not include employee files or any other papers or records to the extent that the disclosure thereof to the Buyers would be in violation of Applicable Law.

“Business” shall mean the specification, design, development, manufacturing, marketing, selling, importing, supporting and maintaining of the Products, and corresponding communications software, as currently conducted by the Sellers.

“Business Benefit Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by any Seller, or any ERISA Affiliate for the benefit of Employees (and their beneficiaries).

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

“Business Material Adverse Effect” shall mean any change, effect or circumstance that (a) is materially adverse to the Acquired Assets or to the business, financial condition or results of operations of the Business as a whole (other than changes, effects or circumstances that are the result of economic factors affecting the economy as a whole or that are the result of factors generally affecting the industry or specific markets in which the Business competes), or (b) materially impairs the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that a “Business Material Adverse Effect” shall not include any adverse change, effect or circumstance (A) arising out of or resulting primarily from actions contemplated by the Parties in connection with this Agreement, or (B) that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement.

“Buyer” or “Buyers” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate signed by an officer of each Buyer to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injunction against, the Buyer) of Section 5.2 is satisfied.

“Buyer Material Adverse Effect” shall mean a material adverse effect on the ability of any Buyer to consummate the transactions contemplated by this Agreement.

“Claimed Amount” shall mean the amount of any Damages claimed by an Indemnified Party.

“Claim Notice” shall mean a written notice which contains (i) a description and the Claimed Amount of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall mean December 31, 2007, or, if all of the conditions to the obligations of the Parties to consummate the Acquisition and other transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents) have not been satisfied in full or waived by such date, on such mutually agreeable later date as soon as practicable (but in no event more than two (2) Business Days) after the first date on which the conditions set forth in Sections 5.1 or 5.2 have been satisfied or waived.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality letter agreement dated September 5, 2007, between ON Semiconductor Corporation and the Parent.

“Continuing Employees” shall mean those Employees who accept employment with a Buyer in connection with the Closing or, with respect to EU Employees, whose employment is transferred to such Buyer by operation of Applicable Law.

“Damages” shall mean any and all liabilities, monetary damages, fines, fees, penalties, costs and expenses (including without limitation reasonable attorneys’ fees and expenses).

“Disclosure Schedule” shall mean the disclosure schedule provided by the Sellers to the Buyers on the date hereof.

“Employee” shall mean any employee of the Sellers who is principally employed by or assigned to provide services to the Business.

“Employee Benefit Plan” shall mean (a) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan, (b) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (c) any other written or oral plan, agreement or arrangement involving compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, or fringe benefits.

“Employment Liabilities” shall mean any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto arising under law, rule, regulation, permit, action or proceeding before any Governmental Entity, order or consent decree or any award of any arbitrator with authority to make awards, in each case relating to any Employee Benefit Plan, employment agreement or otherwise relating to an Employee or former employee, current or former consultant or current or former director of the Sellers or an ERISA Affiliate, who has provided services to the Business, and his or her employment or service with (or termination from employment or service with) the Sellers or any ERISA Affiliate.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes any Seller.

“EU” shall mean Ireland.

“EU Employee” shall mean any Employee principally employed in or assigned to those parts of the Business operated in the EU. For these purposes, a person who is normally considered to be principally employed outside the EU but who is on expatriate status in the EU for more than one year will be considered an EU Employee.

“Excluded Assets” shall mean (a) any asset that is listed on Schedule 1.1(b), (b) any current assets (including cash and accounts receivable), other than Inventory, (c) any and all Licensed Intellectual Property Rights and Excluded Technology, (d) any and all Web Properties, (e) any contract or agreement of the Parent, (f) any rights to Tax refunds or credits attributable to periods prior to the Closing, (g) any Tax Returns filed by or with respect to any Seller, and (h) WIP.

“Excluded Liabilities” shall mean any and all Liabilities of the Sellers or their Affiliates, whether or not existing as of the date of this Agreement or arising thereafter, except for the Assumed Liabilities. Without limitation, the Excluded Liabilities include the following:

(i) any Taxes of the Sellers, including, without limitation, any Taxes (A) resulting from, or arising out of, the transactions contemplated by this Agreement, or (B) attributable to the operation of the Business or levied with respect to the Acquired Assets for any taxable period (or portion thereof) prior to the Closing Date, other than any Taxes allocable to any Buyer pursuant to Article VII;

(ii) All Employment Liabilities existing prior to and as of the Closing with respect to any Employee, other than the Accrued Non-U.S. Vacation Liability to the extent included as an Assumed Liability; and

(iii) All liabilities and obligations relating to, arising from, or associated with Seller’s DB Scheme and Seller’s DC Scheme (as such terms are defined in Schedule 9.1(g)(iv) hereof.

“Excluded Technology” shall mean Technology that is not Transferred Technology.

“Field of Use” shall have the meaning set forth in the License Agreement.

“Governmental Consents” shall mean all waivers, permits, consents, approvals or other authorizations from Governmental Entities.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Governmental Filings” shall mean all registrations, filings and notices with or to Governmental Entities.

“Hart-Scott-Rodino Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” shall mean the party entitled to indemnification under Article VI of this Agreement.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Information” shall mean all non-privileged records, books, contracts, instruments, documents, correspondence, Tax information, computer data and other data and information relating to the Business prior to the Closing.

“Intellectual Property Rights” shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents and applications therefor and all reissues, reexaminations, revivals, utility models, certificates of invention, registration of patents, divisions, renewals, extensions, provisionals and non-provisionals, invention disclosures, records of invention, substitutions, continuations and continuations-in-part thereof (collectively, “Patents”); (ii) all inventions (whether patentable or not) retained as confidential, confidential invention disclosures, confidential improvements, know-how, and all other trade secrets (“Trade Secrets”); (iii) all works of authorship, copyrights, semiconductor topography, mask works, copyright and mask work registrations and applications and all industrial designs and any registrations and applications therefor (“Copyrights”); (iv) all trade names, logos, trademarks and service marks, and trademark and service mark registrations and applications (“Trademarks”); (v) any similar, corresponding or equivalent rights to any of the foregoing; and (vi) all goodwill associated with any of the foregoing.

“Irish Acquired Assets” shall mean the Acquired Assets that are listed in Schedule 1.1(a)(i)(B).

“Irish Intangible Asset Purchase Price” shall mean the amount allocated to the Irish Intangible Assets, as set forth on the Allocation Schedule.

“Irish Newco” shall have the meaning set forth in the Recitals.

“Irish Purchase Price” shall mean the sum of (i) the Irish Intangible Asset Purchase Price, and (ii) the Irish Tangible Asset Purchase Price.

“Irish Tangible Asset Purchase Price” shall mean the amount allocated to the Irish Tangible Assets, as set forth on the Allocation Schedule.

“Key Employee” shall mean the Employees set forth on Schedule 5.1(j).

“Legal Permits” shall mean all licenses, permits or franchises issued by any Governmental Entity relating to the development, use, maintenance or occupation of the operations of the Business.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown.

“License Agreement” means the License Agreement attached hereto as Exhibit B.

“Licensed Intellectual Property Rights” shall mean all Intellectual Property Rights owned by the Sellers and licensed to any Buyer under the License Agreement subject to the grants and restrictions contained therein.

“Licensed Technology” shall mean all Technology that is licensed to any Buyer under the License Agreement.

“Liens” shall mean liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind other than (i) mechanics’, carriers’, workmen’s repairmen’s or other like Liens arising or incurred in the ordinary course of business; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes that are not due and payable or being contested in good faith, (iv) Liens arising solely by action of any Buyer and (v) other imperfections of title or encumbrances which do not materially and adversely impair the use or value of the Acquired Assets.

“Multiemployer Plan” shall mean a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

“Neutral Accountant” shall mean Deloitte & Touche LLP.

“ON Bermuda” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent Certificate” shall mean a certificate signed by an officer of the Parent to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injunction against, any Seller) of Section 5.1 is satisfied.

“Parties” shall mean the Sellers and the Buyers collectively.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, entity or government or political subdivision, agency or instrumentality of a government.

“Products” shall mean (i) the thermal management integrated circuit products acquired hereunder and listed on Schedule 13.2 attached hereto; and (ii) the power management integrated circuit products, as well as the peripheral power management products, acquired hereunder and listed on Schedule 13.2 attached hereto; and (iii) all the existing elements, components, features and functions of the products listed in Schedule 13.2 as such elements, components, features and functions are incorporated into or included in the products included in the product Roadmap (as defined in the License Agreement), and expressly excluding the Roadmap Additions (as defined in the License Agreement).

“Purchase Price” shall mean U.S. $155,167,000.00.

“Requisite Employees” shall mean (i) not less than eleven (11) of the Key Employees listed on Schedule 5.1(j) hereto, and (ii) not less than fifty-five (55) of the total Employees of the Business.

“Retained Marks” shall mean any trademarks, tradenames or logos of any Seller not included in the Transferred Intellectual Property Rights, or any contraction, abbreviation or simulation of any such trademarks, tradenames or logos.

“Sellers” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller’s 401(k) Plan” shall mean the Investment Partnership, which is a defined contribution plan qualified under Section 401 of the Code sponsored by the Parent.

“Shortfall” shall have the meaning set forth in Schedule 9.1(g)(iv).

“Specified Employee” means an Employee, other than an EU Employee or a U.S. Employee.

“Tangible Personal Property” shall mean all the material tangible personal property included in the Acquired Assets.

“Taxes” shall mean all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, social security charges and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Taxing Authority” shall mean any Governmental Entity responsible for the imposition of Taxes.

“Tax Returns” shall mean all reports, returns, declarations, statements, forms or other information required to be supplied to a Taxing Authority in connection with Taxes.

“Technology” shall mean any and all models, algorithms, manufacturing processes, quality control data, vendor lists, designs, behavioral models, schematics, test vectors, and all technology, technical information, all tangible embodiments of Intellectual Property Rights, software (both object and source code), databases, development tools, design tools, systems, files, drawings, records, designs, displays, devices, hardware, apparatuses, documentation, prototypes, lab notebooks, development and lab equipment, methodologies, hardware, tools, manuals, specifications, flow charts, electronic and other technical data, and other tangible embodiments of Trade Secrets, know-how, show-how, techniques, any other works of authorship or other creative works, and the like as they apply to the Products.

“Third Party Consents” shall mean all waivers, permits, consents, approvals or other authorizations from Persons (other than Governmental Entities).

“Transferred Intellectual Property Rights” means all Intellectual Property Rights in the Transferred Technology and all other Intellectual Property Rights owned by a Seller that either Seller uses exclusively in the operation of the Business, including without limitation the using, making, testing, and designing Products and the Patents, mask works and Trademarks listed on Schedule 1.1(a)(ii).

“Transferred Technology” shall mean all data sheets for the Products and all Technology owned by a Seller that such Seller uses in each case exclusively in the operation of the Business, including, without limitation, all Technology listed on Schedule 1.1(a)(iii). To the extent that Transferred Technology includes software, then all versions and releases of such software owned by Seller as of the Closing Date, and corresponding source code and object code forms, shall be included as Transferred Technology. For clarity, “Transferred Technology” does not include Licensed Technology.

“U.S. Employee” shall mean any Employee principally employed in or assigned to those parts of the Business operated in the United States. For these purposes, a person who is normally considered to be principally employed outside the United States, but who is on expatriate status in the United States for more than one year, will be considered a U.S. Employee.

“Web Properties” shall mean all rights to Uniform Resource Locators, Web site addresses and domain names.

“WIP” shall mean inventory that constitutes work in process.

ARTICLE XII

MISCELLANEOUS

12.1 Press Releases and Announcements. Immediately after the execution and delivery of this Agreement, the Parties will issue a joint press release announcing the execution and delivery of this Agreement, substantially in the form previously delivered to each other. No Party shall issue (and each Party shall cause its Affiliates not to issue) any other press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party or Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by Applicable Law or stock exchange rule (in which case the disclosing Party shall advise the other Party or Parties and the other Party or Parties shall, if practicable, have the right to review such press release or announcement prior to its publication).

12.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

12.3 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

12.4 Entire Agreement. This Agreement (including the documents referred to herein), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the Buyers, on the one hand, and the Sellers, on the other hand. This Agreement supersedes any prior agreements or understandings among the Buyers, on the one hand, and the Sellers, on the other hand, and any representations or statements made by or on behalf of any Seller or any of their respective Affiliates to the Buyers, whether written or oral, with respect to the subject matter hereof, other than those contained in the Ancillary Agreements and the Confidentiality Agreement, and the parties hereto specifically disclaim reliance on any such prior representations or statements to the extent not embodied in this Agreement.

12.5 Succession and Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Parent (in the case of an assignment by a Buyer) or SCI (in the case of an assignment by any Seller), which written approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, this Agreement, and all rights, interests and obligations hereunder, may be assigned, without such consent, to any entity that acquires all or substantially all of a Party’s business or assets. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

12.6 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to any Buyer: ON Semiconductor Components Industries, LLC 5005 East McDowell Road Phoenix, AZ 85008 Telecopy: (602) 244-5601 Attention: General Counsel	Copy to: DLA Piper US LLP 2415 East Camelback Road, Suite 700 Phoenix, AZ 85016-4245 Telecopy: (480) 606-5526 Attention: David P. Lewis, Esq.

If to any Seller:	Copies to:

Analog Devices, Inc. One Technology Way P. O. Box 9106 Norwood, MA 02062-9106 Telecopy: (781) 461-3215 Attention: General Counsel	Latham & Watkins LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111 Telecopy: (415) 395-8095 Attention: John M. Newell, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.7 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

12.9 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

12.10 Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of New York without giving effect to any choice or conflict of law provision or rule (whether of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of New York.

12.11 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, will be referred to and finally determined by arbitration in accordance with the JAMS International Arbitration Rules. The tribunal will consist of a sole arbitrator. The place of arbitration will be in New York City, New York. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

12.12 Bulk Transfer Laws. The Buyers acknowledge that the Sellers will not comply with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

12.13 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Any reference herein to an Article, section or clause shall be deemed to refer to an Article, section or clause of this Agreement, unless the context clearly indicates otherwise.

(e) All references to “$”, “Dollars” or “US$” refer to currency of the United States of America.

12.14 Appointment of Representative. Each of ON Bermuda and Irish Newco agree to appoint SCI as their representative under this Agreement, including with respect to any rights ON Bermuda or Irish Newco may have pursuant to Article VI, and to act as agent for and have all power as attorney-in fact of ON Bermuda and Irish Newco, for and on behalf of each of ON Bermuda and Irish Newco and their respective Affiliates, and to take the following actions in connection with the negotiation, settlement and compromise of any disputes under this Agreement: to give and receive notices of communications; to agree to, negotiate or enter into settlements and compromise of and comply with arbitration or orders of courts pursuant to Section 12.11 of the Agreement with respect to any disputes involving any claims made under this Agreement; to sign receipts, consents or other documents to effect any of the transactions contemplated by this Agreement or any Ancillary Agreement, and to take all actions that are either necessary or appropriate in the judgment of SCI in connection with the foregoing. ADBV agrees to appoint the Parent as its representative under this Agreement, including with respect to any rights ADBV may have pursuant to Article VI, and to act as agent for and have all power as attorney-in fact of ADBV, for and on behalf of ADBV and its Affiliates, and to take the following actions in connection with the negotiation, settlement and compromise of any disputes under this Agreement: to give and receive notices of communications; to agree to, negotiate or enter into settlements and compromise of and comply with arbitration or orders of courts pursuant to Section 12.11 of the Agreement with respect to any disputes involving any claims made under this Agreement; to sign receipts, consents or other documents to effect any of the transactions contemplated by this Agreement or any Ancillary Agreement, and to take all actions that are either necessary or appropriate in the judgment of the Parent in connection with the foregoing.

12.15 Foreign Exchange Conversions. If any amount to be paid, transferred, allocated, indemnified, reimbursed or calculated pursuant to, or in accordance with, the terms of this Agreement or any Exhibit or Schedule (including the Disclosure Schedule) referred to herein (including without limitation the calculation, payment or reimbursement of Damages under Article VI or Article VII hereof) is originally stated or expressed in a currency other than United States Dollars, then, for the purpose of determining the amount to be so paid, transferred, allocated, indemnified, reimbursed or calculated, such amount shall be converted into United States Dollars at the exchange rate between those two currencies most recently quoted in The Wall Street Journal in New York as of the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) the day on which the Party required to make such payment, transfer, indemnification, reimbursement or calculation first becomes obligated to do so hereunder; provided, however, that nothing in this Section 12.14 shall be deemed to require any Party to make any foreign currency conversion or other similar calculation that violates or conflicts with, or otherwise causes a Party to violate, Applicable Law or United States generally accepted accounting principles.

12.16 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

12.17 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or .pdf signature.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLERS:	ANALOG DEVICES, INC.

	By:	/s/ JERALD G. FISHMAN
	Name:	Jerald G. Fishman
	Title:	President and CEO

ANALOG DEVICES B.V.

	By:	/s/ ROBERT MCADAM
	Name:	Robert McAdam
	Title:	Director

BUYERS:

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

	By:	/s/ DONALD A. COLVIN
	Name:	Donald A. Colvin
	Title:	Executive Vice President and
Chief Financial Officer

ON SEMICONDUCTOR TRADING, LTD.

	By:	/s/ ANNE MARIE HEBERT
	Name:	Anne Marie Hebert
	Title:	General Manager, VP

[Purchase and Sale Agreement Signature Page]

TABLE OF SCHEDULES AND EXHIBITS1

Schedules:

Schedule 1.1(a)(i)(A)	Tangible Personal Property

Schedule 1.1(a)(i)(B)	Irish Tangible Assets

Schedule 1.1(a)(ii)	Intellectual Property Rights

Schedule 1.1(a)(iii)	Technology

Schedule 1.1(b)	Excluded Assets

Schedule 1.1(c)	Assumed Liabilities

Schedule 1.2(c)(i)	Escrow Matters

Schedule 1.2(c)(ii)	Escrow Matters

Schedule 5.1(e)	Foreign Filings

Schedule 5.1(f)(i)	Required Governmental Consents

Schedule 5.1(f)(ii)	Third Party Consents

Schedule 5.1(j)	Key Employees

Schedule 9.1(a)-1	US Employees

Schedule 9.1(a)-2	Specified Employees

Schedule 9.1(a)-3	Applicable Terms

Schedule 9.1(c)	EU Employees

Schedule 9.1(g)(iv)	Pension Schemes

Schedule 13.1	Accrued Vacation

Schedule 13.2	Products

Exhibits:

Exhibit A	–	Form of Bill of Sale
Exhibit B	–	Form of License Agreement
Exhibit C	–	Form of Assumption Agreement
Exhibit D	–	Form of Foundry Agreement
Exhibit E	–	Form of Transition Services Agreement
Exhibit F	–	Form of Escrow Agreement
Exhibit G	–	Form of ADICE License Agreement

1.	The schedules and exhibits are omitted since they are not material.